EXHIBIT 10.54
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.
CO-DEVELOPMENT AGREEMENT

BY AND BETWEEN

QLT INC.

AND

RETINAGENIX, LLC

DATED AS OF

April 4, 2006

CO-DEVELOPMENT AGREEMENT
THIS AGREEMENT (this “Agreement”) is entered into effective as of April 4, 2006 (the “Effective Date”), between QLT INC. (“QLT”), a British Columbia corporation, with offices at 887 Great Northern Way, Vancouver, British Columbia, Canada V5T 4T5, and RETINAGENIX, LLC (“RGX”), a Washington limited liability company, with offices at 3530 West Laurelhurst Drive N.E., Seattle, Washington, USA 98105.
RECITALS
WHEREAS, RGX has certain expertise in the use of retinoids to treat certain ocular diseases and holds an exclusive license from the University of Washington to certain intellectual property rights with respect thereto; and
WHEREAS, QLT is a biopharmaceutical company specializing in developing treatments for cancer, ocular diseases and dermatological and urological conditions; and
WHEREAS, RGX is willing to grant QLT a license and sublicense to use certain of its owned and licensed intellectual property rights, and QLT desires to obtain such a license and sublicense, but not as partners or joint venturers, all in accordance with the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties agree as follows:
1. Definitions
1.1 “Act” means the Federal Food Drug and Cosmetic Act, as amended.
1.2 “Affiliate” means any corporation, firm, partnership or other entity which directly or indirectly owns, is owned by or is under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign person in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, or under common control with a party to this Agreement.
1.3 “Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Province of British Columbia or the State of Washington.
1.4 “Change of Control” means:
(a) a transaction, other than an initial public offering on a recognized securities exchange or quotation system, involving RGX and a Competitor which results in the voting securities of RGX outstanding immediately prior thereto ceasing to represent at least a majority of the combined voting power of the surviving entity immediately after such transaction; or
(b) the sale of all or substantially all of the assets of RGX to a Competitor.
1.5 “Collaboration” has the meaning given to it in Section 2.1.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.6 “Collaboration Product” means a pharmaceutical composition in any formulation or dosage form for use in the Field in the Territory and covered by a Valid Claim under the Licensed Patents [***] developed utilizing the RGX Technology.
1.7 “Competing [***]” has the meaning given to it in Section 5.4.
1.8 “Competitor” means a Person actively engaged in the business of developing and commercializing pharmaceutical products which incorporate [***] for use in any [***] is, at the time of such event referred to in Section 1.4, being developed or commercialized;
1.9 “Confidential Information” has the meaning given to it in Section 9.1.
1.10 “EU” shall mean the European Union;
1.11 “EU Approval” shall mean Marketing Approval of a Marketing Authorization Application pursuant to Council Directive 75/319/EEC, as amended, or Council Regulation 2309/93/EEC, as amended;
1.12 “FDA” means the Food and Drug Administration of the United States, or any successor entity.
1.13 “FDA Approval” shall mean the obtaining of Marketing Approval from the FDA for any Collaboration Product;
1.14 “Field” shall mean the diagnosis, prevention or treatment of any disease or condition in humans.
1.15 “First Commercial Sale” means the first sale on a commercial basis of any Collaboration Product by QLT or its sublicensees to a Third Party (excluding any Affiliate or sublicensee of QLT, unless such Affiliate or sublicensee is an end user, that is, where there is no further sale or distribution by such Affiliate or sublicensee of the relevant Product other than to a patient), in any country, on a country-by-country basis.
1.16 “First Pivotal Trial” means a human clinical trial which is either a [***] which the FDA has [***] is designed to provide [***] of a Collaboration Product or a [***] of a Collaboration Product, whichever occurs first.
1.17 “Future Collaboration Patents” means all (i) Joint Patents (ii) and (iii) Patent or Patent application which are owned or licensed by RGX prior to the [***] anniversary of the Effective Date, or anytime during the Term if the Invention claimed in the Patent or Patent application results from the performance of services by RGX under this Agreement which is funded by QLT, and which directly relate to a Collaboration Product.
1.18 “Initial R&D Plan” means that initial research and development plan dated [***] and entitled “Initial Research and Development Plan”.
1.19 “Intellectual Property” means any and all rights arising under or by virtue of technology, inventions, discoveries, Improvements, Patents, copyrights, copyright applications, industrial designs, industrial design applications, trademarks, trademark applications, mask works, and rights in respect of Know-How, whether or not Patented or copyrighted or registered or protected, or capable of such registration or protection.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.20 “Invention” means any invention or discovery, including without limitation new uses or applications, improvements and enhancements, whether or not Patentable, together with all Intellectual Property rights and interest therein of whatever kind, worldwide, including without limitation Patents, Patent applications, rights to Patents, copyrights, trade secrecy rights, know-how, and any other proprietary rights.
1.21 “JDC” shall have the meaning given to it in Section 2.7.
1.22 “Japan” shall mean the Japanese Korosho.
1.23 “Japan Approval” shall mean Marketing Approval by the Japanese Korosho pursuant to Japanese Korosho Regulations, policies or guidelines in effect for the commercial sale of a Collaboration Product.
1.24 “Joint Invention” has the meaning given to it in Section 7.3(c).
1.25 “Joint Patent” means a Patent claiming, in whole or in part, a Joint Invention.
1.26 “Know-How” means any and all data, instructions, processes, formulae, concepts, ideas, trade secrets, and other information (in written or other tangible form) including, without limitation, any chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data, information relating to biological materials, manufacturing or related technology, analytical methodology, chemical and quality control procedures, protocols, techniques, improvements and results of experimentation and testing.
1.27 “LCA” means Leber’s Congenital Amaurosis.
1.28 “License Fee” has the meaning given to it in Section 5.1.
1.29 “Licensed Patents” means (a) the Patents and Patent applications set forth in Appendix A hereto and any Future Collaboration Patents, (b) all continuations, continuations in part, divisionals and applications for reissue of any of the foregoing, (c) Patents issuing from any of the foregoing, (d) all foreign counterparts of any of the foregoing, and (e) RGX’s interest in any Joint Patent.
1.30 “Major Markets” shall mean the [***] and [***].
1.31 “Marketing Approval” shall mean any and all approvals, licenses, registrations or authorizations of any federal, state, provincial or local regulatory agency, department, bureau or other governmental entity, necessary to permit the marketing, distribution and sale of a Collaboration Product in a country or regulatory jurisdiction in the Territory.
1.32 “Minimum Royalty Rate” shall mean the greater of (i) [***]% of Net Sales or (ii) [***]% plus [***] in connection with such Net Sales.
1.33 “NDA” means a New Drug License approval application, as defined in the Act, and the regulations promulgated thereunder.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.34 “Net Proceeds” means, without duplication, all revenues, receipts, monies and the fair market value of all other consideration received or collected, directly or indirectly, by RGX, or any Affiliate, from end users or any independent Third Parties as consideration for the commercialization and sale of the Collaboration Products and or the Licensed Patents in the Field in the Territory, including milestone payments, license and sublicense fees or equity investments received or collected by RGX or any Affiliate of RGX from any sublicensee or other Third Party, in exchange for rights to exploit and commercialize the Collaboration Products and/or the Licensed Patents. Net Proceeds shall not include any revenues, receipts or monies received by RGX, or any Affiliate of RGX, on account of (as applicable):
(a) [***] expenses,
(b) [***] expenses,
(c) [***] of RGX, or any Affiliate of RGX, and
(d) [***]. For the purpose of this Section 1.33(d) [***].
attributable to the [***] Collaboration Product.
1.35 “Net Sales” means the gross amount of monies or cash equivalent of other consideration paid by Third Parties to either QLT, its Affiliates or any licensees/sublicensees (or for the purposes of calculating the amounts owing under Section 11.4(a), invoiced by RGX or its Affiliates) for Collaboration Products less the sum of the following items, but only to the extent that they directly pertain to the disposition of such Collaboration Products and are separately billed:
(a) allowances actually granted to customers for rejections and returns;
(b) freight, transport, packing and insurance charges associated with transportation actually incurred and paid by QLT, its Affiliates and/or Licensees/Sublicensees and fairly attributable to Collaboration Products;
(c) taxes incurred and actually paid by QLT, its Affiliates and/or licensees/ sublicensees and fairly attributable to Collaboration Products, including “Deductible Value Added Tax” (defined below), tariffs or import/export duties based on sale when included in the gross invoice price but excluding value added taxes other than Deductible Value Added Tax or taxes assessed on income derived from sale;
(d) discounts and rebates paid or credited to customers, third-party payers, healthcare systems and administrators solely to promote the inclusion of Collaboration Product in formulary programs or for prompt payment, cash or volume discounts; and
(e) rebates and discounts paid or credited pursuant to applicable law.
For purposes of this Section 1.35, “Deductible Value Added Tax” means value added tax only to the extent that such value added tax is actually incurred and not reimbursable, refundable or creditable under the tax authority of any country.
In those instances where Collaboration Product is not sold, but is otherwise exploited, the Net Sales for such Collaboration Product shall be the price of products or services of the same or similar kind and quality, sold in similar quantities, currently being offered for sale by QLT, its Affiliates and/or licensees/sublicensees. Notwithstanding the foregoing, in no event shall any deductions made to Net Sales for allowances, discounts or rebates pursuant to 1.35(d) above be greater than [***] percent ([***]%) of the gross amount of monies or cash equivalent of other consideration paid. For the avoidance of doubt, Net Sales shall not include the transfer of Collaboration Product among or between QLT, its Affiliates and/or licensees/sublicensees where the purpose of such transfer is for resale for value to Third Parties, but shall include such resale to Third Parties. Net Sales shall include any and all pre-approval sales for value allowed by regulatory authorities, including without limitation, named-patent sales. For avoidance of doubt, where no consideration is received in connection with conducting bona fide clinical trials, or otherwise from an arm’s length transaction by QLT, its Affiliates and/or Licensees/Sublicensees for Collaboration Product used for research and development, regulatory or quality purposes, professional samples or for compassionate use, there shall be no royalties payable.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.36 “[***]” means a [***] the use of the Collaboration Products in all [***] relating to [***] and [***].
1.37 “Patent” shall mean:
(a) an issued Patent or a Patent application,
(b) all continuations and continuation(s)-in-part to the issued Patent or Patent application set out in clause (a) (solely to the extent such claims are sufficiently supported by a Patent or Patent application to be entitled to the benefit of a priority date of such Patent or Patent application set out in clause (a)),
(c) all divisions, Patents of addition, reissues, renewals and extensions of any of the Patent, Patent application, continuations and continuation(s)-in-part set out in clauses (i) and (ii), and
(d) all foreign counterparts of any of the foregoing.
1.38 “Phase I Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the [***] of a product in subjects or that would otherwise satisfy the requirements of 21 CFR 312.21(a) or its foreign equivalent.
1.39 “Phase II Clinical Trial” means a human clinical trial in any country that is intended to initially evaluate the [***] of a product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or its foreign equivalent.
1.40 “Phase III Clinical Trial” means a [***] human clinical trial in any country, the results of which could be used to establish [***] of a product as a basis for a marketing approval application submitted to the FDA or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or its foreign equivalent.
1.41 “QLT Patents” means Patents solely owned by QLT and arising from the Collaboration after the Effective Date.
1.42 “R&D Plans” means any research and development plan approved by the JDC for the research and development activities to be undertaken as part of the Collaboration.
1.43 “Reversion Payments” has the meaning given to it in Section 11.4(a).
1.44 “RGX Retinoids” means the retinoids identified in, or covered by, the Licensed Patents.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.45 “RGX Know-How” means Know-How which is owned or controlled (with the right to transfer or grant licenses or sublicenses) by RGX or its Affiliates or created by [***] or [***] in the course of [***] during the Term which relate to the RGX Retinoids or the method of use of any retinoid in the Field and are useful or necessary to developing and commercializing Collaboration Products in the Field.
1.46 “RGX Patents” has the meaning given to it in Section 5.4(a).
1.47 “RGX Technology” means the Licensed Patents and all RGX Know-How.
1.48 “Royalty Term” means, the period commencing on the Effective Date and continuing until the later of (i) the expiration of the last to expire of the Licensed Patents or (ii) the [***] ([***]) anniversary of First Commercial Sale in such country.
1.49 “Term” has the meaning given to it in Section 11.1.
1.50 “Territory” means all the countries of the world.
1.51 “Third Party” means any party other than a party to this Agreement or its Affiliates.
1.52 “USPTO” means the United States Patent and Trademark Office, and any successor entities.
1.53 “UW License” means that certain License Agreement between RGX and the UW dated [***] with respect to the Licensed Patents.
1.54 “UW” means the University of Washington, a public institution of higher education and an agency of the State of Washington.
1.55 “Valid Claim” means, with respect to each country in the Territory a claim of an issued unexpired Patent that has not been, as applicable:
(a) permanently revoked, held invalid, unpatentable or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor;
(b) admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise; or
(c) lost through an interference proceeding.
Any words defined elsewhere in this Agreement shall have the meaning assigned thereto.
2. Collaboration
2.1 Cooperation. Subject to the terms and conditions of this Agreement, RGX and QLT shall cooperate in good faith to pursue the development of one or more Collaboration Products for use in the Field in the Territory (collectively, the “Collaboration”).
2.2 R&D Plans. QLT and RGX hereby confirm that they have agreed upon the Initial R&D Plan. The Initial R&D Plan outlines the initial framework for the Collaboration under this Agreement. The Initial R&D Plan shall be amended with the approval of the JDC (as defined below) as may be reasonably required to reflect the outcome of ongoing research and development activities. In addition, from time to time the JDC may replace or modify the Initial R&D Plan or subsequent R&D Plans to reflect changing research and development goals, strategies and the outcome of scientific and clinical results related to the Collaboration Products.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.3 QLT R&D Responsibilities. Under the direction of the JDC (as defined below), QLT shall be primarily responsible for and shall conduct all research and development activities for the Collaboration in the Field in accordance with the Initial R&D Plan and each subsequent R&D Plan approved by the JDC. QLT shall assume and take reasonable steps within reasonable business judgment to secure appropriate Marketing Approvals in such countries of the Territory as QLT, in its reasonable judgment, determines are commercially viable. The foregoing shall not be construed in derogation of QLT’s obligations in respect of the Major Markets pursuant to Section 2.6.
2.4 RGX R&D Responsibilities.
(a) RGX shall provide research and development expertise and assistance to QLT for the Collaboration in the Field as may be reasonably requested by the JDC from time to time, including the performance of such additional research activities as may be outlined in the Initial R&D Plan and such other research work and advice as RGX may agree to provide in the future. RGX shall perform such research and development activities under this Agreement using RGX’s own facilities and employees (which, for greater certainty, excludes the use of any Third Party, including, without limitation, an academic institution or the laboratory staff, postdoctoral fellows or graduate or undergraduate students associated with an academic institution); provided that, subject to Section 2.5, RGX may subcontract all or a portion of such activities to a Third Party provided such Third Party has entered into a written agreement with RGX under which such Third Party is obligated, and has the right to transfer ownership of any Inventions to RGX and QLT pursuant to this Agreement and on terms consistent with the intellectual property rights granted under this Agreement and without imposing additional financial obligations upon QLT under this Agreement. At the request of QLT, RGX will provide to QLT copies of any such agreements.
(b) RGX acknowledges that, in furtherance of the performance of RGX’s duties outlined above, QLT has or will enter into separate consulting agreements with each of Drs. Palczewski and Saperstein, each principals of RGX, under which they may provide advice from time-to-time in connection with the development of the Collaboration Products, a copy of which agreements have been provided to RGX. [***], RGX shall cause Drs. Palczewski and Saperstein to perform all services under such consulting agreements without the use of any facilities or employees of any Third Party [***] and shall ensure that Drs. Palczewski and Saperstein only perform services that are outside of the scope of their employment with their respective academic institutions/employers. In the event that Drs. Palczewski or Saperstein make an Invention, as determined in accordance with the U.S. laws of inventorship, in providing such services to QLT then any resulting Patent or Patent application claiming such Invention, in whole or in part, shall be [***].
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5 R&D Costs and Expenses. QLT shall pay for [***] costs and expenses in connection with the [***] of the Collaboration Products from and after the Effective Date (provided such work has been performed by or on behalf of QLT or approved by the JDC). QLT shall pay RGX for [***] under the Initial R&D Plan or any subsequent R&D Plan approved by the JDC, provided, in each such instance, the JDC shall first approve in advance a work plan that sets forth a reasonable description of the activities and a reasonable estimate of the total hours to be committed to such effort on a month-by-month or project-by-project basis. QLT shall make such payments in arrears within [***] of submission of an itemized [***] invoice from RGX which includes detail of the person, dates and hours worked, description of the applicable activity or effort within the Initial R&D Plan (or any subsequent R&D Plan). Appendix B sets forth the RGX personnel rates that shall apply during the Initial R&D Plan unless RGX agrees to perform the work on a [***], in which the applicable [***] agreed upon in advance by QLT and RGX shall apply. The parties may amend the rates in Appendix B upon adoption of any subsequent R&D Plan by the JDC. Upon reasonable prior written notice to RGX, during normal business hours, and not more than once in any [***] period, QLT may inspect and audit the RGX books and records kept in connection with its performance under the R&D Plan to substantiate any such invoices submitted to QLT. In the event RGX subcontracts any research activities to be conducted by RGX in accordance with Section 2.4, the amounts to be paid in connection with such research work shall be paid to such Third Party at the rate to be agreed upon by QLT, RGX and such Third Party.
2.6 Diligence Milestones. Under the direction of the JDC, QLT shall:
(a) Use its commercially reasonable and diligent efforts to develop and bring to market in all Major Markets and such other markets as QLT shall reasonably determine, one or more Collaboration Product(s) for use in the treatment or prevention of LCA and/or another disease or condition within the Field. As used herein, the term commercially reasonable and diligent efforts will mean those efforts consistent with the exercise of prudent scientific and business judgment as applied to pharmaceutical products of similar potential and market size.
(b) Use its commercially reasonable and diligent efforts to undertake its development obligations as set forth in the Initial R&D Plan and any subsequent R&D Plan, as such plans may be amended from time to time.
(c) Commit a minimum total [***] funding of US$[***] (on a [***] basis) up to and including the [***] in which the first Collaboration Product enters a Phase I Clinical Trial and US$[***] in total per [***] thereafter towards the [***] related to the Collaboration Products. Such minimum [***] funding obligation shall be prorated for any [***] and shall end at such time as QLT [***] for the first Collaboration Product. For the purposes of determining the amount committed by QLT in any [***], all out-of-pocket expenses incurred or committed by QLT in such year (whether or not actually invoiced in such year) and all internal direct labor costs expended by QLT shall be included in determining whether such threshold has been met. For the purpose of such calculation, QLT’s internal labor rate shall be US$[***] per full-time equivalent.
(d) QLT shall use the same level of effort and diligence as QLT uses or has used in the development of the Collaboration Products to meet the diligence milestones set forth in Section 6.2 (DILIGENCE MILESTONES FOR THERAPEUTIC LICENSED PRODUCTS) of the UW License. In the event that the diligence milestones in Section 6.2 of the UW License [***], RGX will exercise its rights under Section 6.3 of the UW License to [***] to [***] available to RGX pursuant to Section [***] of the UW License.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.7 Joint Development Committee. A Joint Development Committee (“JDC”) comprised of equal numbers of representatives from each party will be established to oversee the research and development efforts of the parties under this Agreement. The JDC shall not have any authority over decisions with respect to the [***], including, without limitation, decisions with respect to [***] with respect to the Collaboration Products. The following outlines the method by which the JDC shall meet and make decisions:
(a) Number of Representatives. Each party shall be entitled to appoint two representatives to the JDC, or such other equal number of representatives as the parties may later agree upon in writing. Each representative shall have expertise in the research and/or development of pharmaceutical products. In the event that any of the RGX representatives on the JDC are employed by or provide consulting, advisory or other services for or collaborate, directly or indirectly, with a Third Party (other than employment by an academic institution) to assist or co-develop with that Third Party in the research and/or development of pharmaceutical products that QLT, in its sole discretion, considers to be competitive with any of the Collaboration Products (whether by virtue of the mechanism of action or indication being pursued) or would violate any agreements entered into between QLT and RGX or such person, then at the request of QLT, RGX shall either cause such person to cease such activity or remove such person from the JDC and appoint another RGX representative to the JDC in place of such person. Subject to the foregoing, each party may change its members on the JDC from time to time.
(b) Meetings. The JDC shall meet at least quarterly, and more often if warranted, to review Collaboration results and activities and to revise the Initial R&D Plan or any subsequent R&D Plan. Such meetings may be held at QLT, RGX or such other location as they parties may deem mutually convenient and agreeable. Such meetings may also be held by conference call, videoconference or other technical means in lieu of a physical meeting as the parties may deem mutually convenient and agreeable. Notwithstanding the foregoing, unless otherwise agreed by the JDC without regard to any tie breaking mechanism, at least one meeting per year shall be held in-person and the location of such in-person meeting shall alternate between QLT’s offices in Vancouver, British Columbia, Canada, and RGX’s offices in Seattle, Washington, U.S.A. unless otherwise agreed between the parties.
(c) Notices; Quorum. Each meeting of the JDC shall be held upon at least five (5) days prior written notice by either party requesting such a meeting, provided, such written notice may be waived by mutual written consent thereto. Such notice requirements shall be deemed to be waived by each party on behalf of both of their representatives if one or more of their representatives appointed to the JDC attend such meeting of the JDC. The quorum of the JDC shall be at least one representative of each party present and participating, and no action of the JDC shall be deemed valid and binding except with the presence of such a quorum.
(d) Agendas. Each party may designate the topics, issues or other matters to be discussed, considered, reviewed, or approved by the JDC, either in its request for a JDC meeting or in response thereto. All such items shall be collected into the respective agenda for each such meeting, which shall be circulated at least five (5) days prior to the meeting to the extent reasonably practicable under the circumstances.
(e) Chair and Secretary. The chair of the JDC shall be a representative from QLT, shall establish the agenda for each meeting and shall preside over each JDC meeting. The secretary of the JDC shall initially be a representative from RGX and then shall alternate between the parties on an annual basis. The secretary shall promptly prepare the minutes of each JDC meeting, which shall be subject to the other party’s reasonable inspection and approval before their adoption as the official minutes of the JDC. The chair and secretary of the JDC shall not have any additional or casting vote.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f) Selection and Replacement of Representatives. Upon prior written notice to the other party, each party may select such personnel as it deems reasonable and appropriate as its representatives to the JDC and may from time to time replace such representatives in its sole discretion. Each such notice shall include the name, address, telephone, email address and such other appropriate information for each such designated representative.
(g) Voting. JDC decisions shall, where possible, be reached by consensus, with each party having one vote. If the JDC cannot reach a decision on any matter, that matter will then be referred to a designated executive officer of QLT and RGX to resolve. If the parties are unable to reach a mutual agreement within fifteen (15) days after escalating such matters to their respective designated executive officer, QLT, shall have final decision on such matters on behalf of the JDC. No such decision, however, shall require RGX] to devote human or financial resources in excess of those committed to by it in the applicable R&D Plan.
(h) Attendance of Advisors and Confidentiality. Each party may, in its sole discretion and at its sole expense, invite such technical, financial, legal or other advisors as it deems reasonable and appropriate to any JDC meeting, provided, however, such advisors may not take part in any vote of the JDC. All representatives of each party and their advisors shall be subject to the non-disclosure and non-use obligations upon the parties under this Agreement.
(i) Costs of Participation in JDC. Each party shall bear its own costs of participation in the JDC. For greater certainty, QLT shall not be required to pay RGX for its time or expenses involved in the participation on the JDC.
Notwithstanding anything else to the contrary in this Article 2, in the event of a Change of Control of RGX or RGX becomes insolvent, is unable to pay its debts as they mature, is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated, then QLT may, at its sole option, elect to disband and discontinue the JDC upon written notice to RGX. In such event, notwithstanding other terms in this Agreement that describe the responsibilities, authority of or reporting obligations to the JDC, QLT shall have the sole decision-making authority with respect to the research and development of the Collaboration Products; provided, [***] of this Agreement and (ii) provide to RGX and UW no later than 60 days following the end of each calendar year, an annual written report of QLT’s collaboration results and activities for such calendar year with respect to the then-current R&D Plan.
3. Manufacturing, Regulatory and Commercialization
3.1 Commercialization. QLT shall have the sole discretion and responsibility with respect to the commercialization of the Collaboration Products for use in the Field in the Territory, including manufacturing, sales and marketing responsibilities. Without limiting the generality of the foregoing, QLT shall be solely responsible for all costs of, and decisions regarding, the marketing of the Collaboration Products, including, without limitation:
(a) the design, sale, price and promotion of the Collaboration Products; and
(b) post-market surveillance of approved drug indications, as required or agreed as part of a marketing approval by any governmental regulatory authority.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.2 Diligence in Commercialization.
(a) QLT shall use commercially reasonable and diligent efforts in [***] for Collaboration Products in the Territory, and commercializing each Collaboration Product in each country in which [***].
(b) In the event that QLT or its marketing partner or sublicensee, as the case may be, determines, utilizing sound and reasonable business and scientific practice and judgment, that a decision of a governmental authority in the country relating to the price or reimbursement for, or Intellectual Property protection related to, a Collaboration Product renders the commercial sale of the Collaboration Product commercially unviable in the country during such period, then such determination shall not be a breach of QLT’s obligations under 3.2(a) above with respect to such Collaboration Product and such country in the Territory at any time during the Term. QLT shall include any such determinations in its marketing plan provided under Section 3.3.
3.3 Marketing Plans. QLT shall provide to RGX and UW at least annually an updated marketing plan, commencing in the year the first Collaboration Product is approved for commercial sale in any country in the Territory. The marketing plan will describe QLT’s plans for the 12 month period following the date thereof a summary of the activities proposed to be undertaken by QLT to bring the Collaboration Product to market and to market the Collaboration Product and any information required to be disclosed under Section 3.2 and Section 12.5 of UW License.
3.4 Regulatory Responsibility. QLT shall be solely responsible for obtaining and maintaining Marketing Approvals in the Territory. All Marketing Approvals shall be held by and in the name of QLT, and QLT shall own all regulatory submissions and approvals (including IND’s, NDA’s, and their equivalents and all Marketing Approvals world-wide) in connection therewith. QLT shall be the principal interface with and shall handle all interactions with regulatory agencies in respect of the Collaboration Products and to the extent legally possible, QLT shall be the sole contact with such agencies in respect thereof.
3.5 Manufacturing. At its own cost, QLT shall be solely responsible for the manufacture and supply of the Collaboration Products as necessary for the development and commercialization activities under this Agreement, including the manufacture and formulation of Collaboration Products for clinical studies, and manufacturing process development and scale up for the commercial manufacture of the Collaboration Products. Without affecting its obligations under this Agreement, QLT shall have the right, exercised in its sole discretion, to subcontract to any Person any of its manufacturing activities under this Agreement.
3.6 Formulation and Packaging. QLT shall be responsible for formulation and packaging of Collaboration Products, including the costs thereof.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. License Grants
4.1 License to QLT. Subject to the terms and conditions of this Agreement, RGX hereby grants to QLT:
(a) (i) an exclusive sublicense, with the right, subject to Section 4.2 below, to sublicense further, all of RGX’s rights under the UW License to use, research, develop, have developed, manufacture, have manufactured, to sell, have sold, offer for sale, export or import the Collaboration Products in the Field in the Territory and to otherwise have the exclusive right to exploit in connection with those activities the Licensed Patents licensed to RGX under the UW License, and (ii) a non-exclusive sublicense, with the right, subject to Section 4.2 below, to sublicense further, all of RGX’s rights to Know-How under the UW License to use, research, develop, have developed, manufacture, have manufactured, to sell, have sold, offer for sale, export or import the Collaboration Products in the Field in the Territory and to otherwise have the non-exclusive right to exploit in connection with those activities that Know-How licensed to RGX under the UW License. Notwithstanding that the rights granted under this Section 4.1(a)(ii) are non-exclusive, RGX will not itself or through its Affiliates use or grant to any Third Party any right or sublicense in the Field to use the Know-How licensed by RGX under the UW License;
(b) an exclusive license, with the right to sublicense further, all of RGX’s rights, title and interest in and to any Future Collaboration Patents and RGX Know-How to use, research, develop, have developed, manufacture, have manufactured, to sell, have sold, offer for sale, export or import the Collaboration Products in the Field in the Territory and to otherwise exploit in connection with those activities the Future Collaboration Patents and RGX Know-How;
(c) notwithstanding the foregoing to the contrary, RGX shall have a retained right under subsections (a) and (b) above solely to the extent necessary in connection with its performance pursuant to this Agreement;
(d) QLT acknowledges that the sublicense granted under subsection (a) to Patent application serial no. [***] titled [***] and any resulting Patent (the “[***] Patent”) shall be non-exclusive unless and until such time as RGX obtains an exclusive license to the [***] Patent under the [***] at which time the sublicense granted under subsection (a) to the [***] Patent shall automatically become exclusive in the Field in the Territory. Notwithstanding that the sublicense to the [***] Patent may be non-exclusive, RGX will not itself or through its Affiliates use or grant to any Third Party any right or sublicense in the Field to use the [***] Patent. In addition, RGX shall continue to request that and use commercially reasonable efforts (excluding the [***] and inform QLT of the [***]; and
(e) In the event that RGX obtains a license from a Third Party to a Future Collaboration Patent which is owned by a Third Party and referred to in Section 1.17(ii) and such license is not exclusive or is otherwise restricted in the Field in the Territory, then RGX shall provide to QLT a copy of such license and the sublicense granted under subsection (b) above to such Future Collaboration Patent is exclusive only to the extent of RGX’s right in such Third Party Patents. Nothing in this subsection (e) shall constitute a waiver of or limit any obligations of RGX under Sections 2.4, 4.5 or 4.6 of this Agreement.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2 Sublicense Rights. RGX hereby grants to QLT the right to sublicense, in QLT’s sole discretion, the rights granted herein further to one or more Third Parties upon QLT’s prior written notice thereof to RGX but subject to required approvals of UW under Section 3.2 of the UW License. RGX will reasonably cooperate with QLT to seek and obtain from UW any such approval, but shall not be required to spend any money in connection therewith. For purposes of clarity, all applicable milestone, royalty and other payment obligations set forth in Article 5 shall pass through to any QLT sublicensees; provided, however, that: (a) QLT [***] the making of all payments due to RGX by reason of development, or Net Sales, of any Collaborating Products by any such sublicensee and its compliance with all terms of this Agreement applicable to QLT (including, without limitation, all terms of this Agreement and the UW License applicable to a sublicensee); and (b) any such sublicensee agrees in writing (i) to keep books and records and permit RGX to review the information concerning such books and records that QLT has in its possession in accordance with the terms of this Agreement and (ii) to comply with all other terms of this Agreement applicable to a QLT sublicensee. QLT may also assign to any of its sublicensees any or all of QLT’s reporting obligations to RGX; provided, however, that QLT shall remain primarily liable for such reporting obligations. Furthermore, in the event that RGX is required by UW to [***] pursuant to Section [***] of the UW License, RGX hereby grants to QLT such right to [***] in accordance with Section [***] of the UW License.
4.3 UW License. RGX shall:
(a) perform all of its obligations under the UW License (or under any other agreement with UW or any other source of rights licensed or sublicensed to QLT herein) to assure that each such agreement remains in full force and effect so that QLT may fully enjoy its full rights and benefits herein. Without limiting the foregoing, RGX shall be responsible for and pay on a timely basis and be responsible for all costs associated with the UW License (including, without limitation, any up-front fees, milestones and royalties owed to UW under such license);
(b) not amend, modify or waive (or agree to any amendment, modification or waiver of) any term of the UW License without QLT’s prior written consent which consent, shall not be unreasonably withheld or delayed, provided, however, QLT shall be entitled to exercise its sole unfettered discretion in deciding whether to consent to any amendment, modification or waiver of any substantive right sublicensed to QLT or which would increase any payment by QLT as a sublicensee or would impose any new obligation upon QLT.
(c) without limiting the foregoing, promptly give written notice to QLT of any proposed amendment, modification, waiver, breach, default, disturbance or termination of such UW License or other applicable agreement;
(d) promptly (but no later than [***] Business Days, unless the notice from UW requires a response from RGX or QLT within a shorter time period in which case RGX will provide such notice to QLT immediately upon receipt by RGX) provide to QLT a copy of any notice received by RGX from UW pursuant to the UW License unless QLT has notified RGX that QLT has already received a copy of such notice directly from UW;
(e) to the extent that RGX is entitled to approve or make a decision with respect to any matters arising under Sections [***] or under Articles [***] of the UW License, then, unless such decision relates to matters outside of the Field, RGX shall seek the direction of QLT, acting reasonably, and shall exercise its rights (or permit QLT to exercise such rights on its behalf) under the UW License in accordance with such direction; and
(f) not enter into any agreement, arrangement or commitment with any person or entity that is inconsistent with or in derogation of RGX’s obligations to QLT under this Agreement or that would prevent it from carrying out its obligations under this Agreement.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4 QLT Compliance with UW License. Except for the financial obligations owed to UW set forth in Sections 7, 9, 10 and 11.7 of the UW License, which shall be solely RGX responsibility, QLT hereby acknowledges that the grant of licenses to QLT under this Agreement is subject to, and QLT agrees to comply with, the covenants and conditions of the UW License set forth in Appendix C hereto as they pertain to QLT’s activities under this Agreement [***].
4.5 Non-Competition by RGX. During the Term, except in connection with its activities under this Agreement, RGX will not, and will ensure that its Affiliates do not, either alone or in partnership or in conjunction with any person or entity, whether as principal, agent, employee, director, officer or shareholder or in any capacity or manner whatsoever, whether directly or indirectly, participate in any [***] activities in the Field in the Territory with respect to the use of [***] products in [***]. It is acknowledged that this restriction does not apply to [***] but, as partial consideration for QLT entering into this Agreement with RGX, [***] have entered into [***].
4.6 Restrictions on Cross-Use It is acknowledged that the Field does not include [***] applications. However, to ensure that the use, pricing or market for any Collaboration Product is not compromised by any research, development or commercialization efforts of RGX with respect to [***] applications or any licenses RGX may grant to Third Parties with respect to [***] applications, RGX will not utilize the Licensed Patents or Know-How, and will not grant to any Third Party any rights under the Licensed Patents or Know-How, to develop, use, manufacture or sell any product that is [***] a Collaboration Product that is part of any research or development activities then being conducted under this Agreement or is being commercialized by QLT or its sublicensees. RGX will keep QLT reasonably informed of any of its research and development activities outside the Field and will notify QLT of any such proposed license(s) to Third Parties outside of the Field and provide to QLT a copy of such draft license agreement (with all financial terms redacted at the option of RGX) at the same time as RGX is required to do under Section 3.2 of the UW License.
5. R&D Payments, License Fee, Expense Reimbursement, Milestone Payments and Royalties
5.1 Payment Upon Execution. QLT shall pay the following payments upon execution of this Agreement:
(a) License Fee. Upon execution of this Agreement by both parties, QLT shall pay RGX an upfront one-time fee (the “License Fee”) of one million two hundred twenty-five thousand dollars (US$1,225,000). RGX shall pay the applicable percentage of this License Fee owed to UW under Section 10.1 of the UW License within the time period prescribed under the UW License and provide to QLT evidence of such payment.
(b) [***]. QLT shall pay [***] in connection with [***] up to a cap of US$275,000. QLT shall [***] under this Section 5.1(b) a total of US$[***] by RGX to QLT of the [***] to RGX by QLT under the [***] between the parties.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2 Development Milestone Payments. QLT shall pay RGX the following one-time only milestone payments on the first occurrence of each of the following milestones:
(a) Milestones.
(1) The following milestones shall be payable only with respect to the development, approval and commercialization of a Collaboration Product [***]:

	MILESTONES [***]	Amount
I.	Initiation of Phase I Clinical Trial of the Collaboration Product [***] in a Phase I Clinical Trial [***]	US$[***]

II.	Either:

	(a) If the first Phase II Clinical Trial is initiated on or before [***];	US$[***]

	or	or

	(b) If the first Phase II Clinical Trial is initiated on or after [***].	US$[***]

III.	Initiation of the First Pivotal Trial of the Collaboration Product [***]	US$[***]

IV.	Earlier of (i) achievement of [***] of a First Pivotal Trial that QLT reasonably believes is sufficient for [***] of a Collaboration Product [***] and where [***] are required in order to permit [***] for [***], or (ii) completion of [***] for use of the Collaboration Product [***].	US$[***]

V.	Completion of [***] for use of the Collaboration Product [***]	US$[***]

VI.	Completion of the filing for [***], whichever is first, for use of the Collaboration Product [***]	US$[***]

VII.	[***] for use of the Collaboration Product [***]	US$[***]

VIII.	The first of [***] for use of the Collaboration Product [***]	US$[***]
(2) Reduction of Milestones [***] For Certain Events. QLT’s obligation to make each full milestone payment noted in Section 5.2(a)(1)(I) to and including (III) above is contingent on the [***] in each of the [***]. If an [***] at the time the milestone is otherwise payable, QLT will pay [***] of the potential milestone payment due under Section 5.2(a)(1)(I) to and including (III) and will hold back the balance of such milestone payment until such time as [***], at which time QLT shall promptly pay to RGX as a lump sum any amounts previously held back pursuant to this Section 5.2(a)(2) from such milestone payments. If after any [***] undertaken by RGX is final and complete [***], RGX will forego any milestone amounts previously held back or to which QLT may in the future be entitled to hold back pursuant to this Section 5.2(a)(2) and QLT shall have no obligation to pay such amount to RGX. Previously paid milestones shall not be refundable.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Abandoned [***]. If QLT abandons a [***] prior to FDA Approval, then milestones payable for [***] shall be payable (i) [***] for any milestone payments not paid in connection with such abandoned [***], and (ii) if not payable under [***], then paid under [***] as a [***] for any milestone payments that have not already been paid for [***].
Milestones [***]. The following milestones shall be payable with respect to the development, approval and commercialization of a Collaboration Product for [***]. The milestones under this Section 5.2(b) are payable [***], with a milestone being paid only once in respect of [***] and only one in respect of the achievement of each event for [***]. Notwithstanding the foregoing, irrespective of [***] for which the Collaboration Products may be developed or the number of times a particular milestone event is achieved, in no event shall QLT be required to pay the following milestone payments in respect of [***] and the total of all milestones payable for [***] under this Section 5.2(a) shall [***].

Milestone
	MILESTONES [***]	Amount
I.	Earlier of (i) achievement of [***] in First Pivotal Trial that QLT reasonably believes is sufficient for [***] of a Collaboration Product [***] and where [***] are required in order to permit [***] for such [***], or (ii) completion of [***] for use of the Collaboration Product [***].	US$[***]

II.	[***] for use of a Collaboration Product [***]	US$[***]

III.	The first of [***] for use of a Collaboration Product [***]	US$[***]
(b) Sales-Based Milestones The following milestones shall be payable once only with respect to the first time the total Net Sales of the Collaboration Products in the Territory are achieved:

MILESTONES FOR ACHIEVEMENT OF
	WORLDWIDE NET SALES OF	Milestone
	COLLABORATION PRODUCTS	Amount
I.	US$[***] in cumulative worldwide Net Sales of the Collaboration Products	US$[***]

II.	US$[***] in cumulative worldwide Net Sales of the Collaboration Products	US$[***]
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Reduction of Milestones [***]. If, after [***] from the earliest [***]; or if, at any time, there is [***], and the milestone amounts in Section 5.2(a) or 5.2(b) are due and payable, then such milestone payment shall be reduced by [***] (provided in the case of the milestone payments under Section 5.2(a)(1)(I) to (III) that the reduction under Section 5.2(a)(2) and this Section 5.2 will not exceed [***] in the aggregate). In the event that QLT exercises its right to reduce the milestone payments pursuant to this Section 5.2(c) and QLT later achieves US$[***] in cumulative worldwide Net Sales of the Collaboration Product, then QLT will pay to RGX all amounts previously deducted from such milestone payments pursuant to this Section 5.2 (but not any deductions QLT may have been entitled to under Section 5.2(a)(2)) which payment will not exceed US$[***].
(d) Timing of Milestone Payments. All milestone payments due and owing to RGX under this Section 5.2 shall be paid by QLT to RGX within 20 days of the achievement of the particular event that gives rise to the milestone payment.
(e) Payment by RGX of Milestones to UW. At the time RGX is required to make milestone payments to UW under the UW License, RGX will provide to QLT evidence that RGX has made all milestone payments owing to UW under the UW License. In the event that RGX fails to make any milestone payment owing to UW under the UW License when due, QLT may at its option make such payment to UW and deduct such amount from any amount owing by QLT to RGX under this Agreement.
5.3 Royalties for the Collaboration Products.
(a) In addition to the amounts payable pursuant to Sections 5.1 and 5.2, and subject to adjustment pursuant to Section 5.4 below, QLT shall, until the end of the applicable Royalty Term for each Collaboration Product that is covered by a Valid Claim under a Licensed Patent (on a country-by-country basis), pay a royalty to RGX on Net Sales of such Collaboration Product in each calendar year as follows:

ANNUAL NET SALES OF COLLABORATION	ROYALTY
PRODUCTS	RATE
≤ US$[***]	[***]	%
> US$[***] ≤ US$[***]	[***]	%
> US$[***]	[***]	%
QLT shall deduct from the royalty payments owing to RGX under this Agreement and remit to UW directly (and at the same time as QLT is required to make royalty payments to RGX) the amount of the royalty payment owing by RGX to UW under the UW License. QLT will provide to RGX evidence of such royalty payment to UW.
(b) Notwithstanding the foregoing, in the event that the Collaboration Product is not covered by a Valid Claim under a Licensed Patent (on a country-by-country basis) but was developed using RGX Know-How licensed to QLT under this Agreement, the royalty rate will be reduced to the Minimum Royalty Rate. In the event that RGX is entitled to reduce [***] the royalty rate under Section 9.1.3 of the UW License, RGX will notify UW of such right or desire to reduce the royalty and use its reasonable commercial efforts to obtain confirmation from UW of such reduced royalty rate.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.4 Reduction in Royalty Payments Due to a Competing [***]. In the event that a Third Party sells a pharmaceutical product that (i) incorporates or is comprised (in whole or in part) of a [***] and (ii) represents a market share of [***] or more in [***] and is being sold for [***] in such country (a “Competing [***]”), then the royalty rate in Section 5.3(a) above payable on the Net Sales of such Collaboration Product in the same indication(s) as the Competing [***] in such country shall be reduced by:
(a) [***] if either:
(1) the Competing [***] is not [***] by a [***] in the Licensed Patents that are owned solely by RGX, licensed by RGX under the UW License or licensed as a Future Collaboration Patent (excluding Joint Patents) hereunder (the “RGX Patents”) but would, if [***], [***] in one or more of the RGX Patents [***]; or
(2) the Competing [***] is not [***] under an RGX Patent in either [***] or [***] but is [***] of a Joint Patent in either [***] or [***]; or
(b) [***] if the Competing [***] is not [***] in an RGX Patent or a Joint Patent in either [***] or [***];
provided, in any such reduction event, the royalty rate payable to RGX pursuant to Section 5.3(a) shall not be reduced by virtue of this Section 5.4 to less than the Minimum Royalty Rate.
5.5 Payments of Royalties. All amounts payable under Sections 5.3 and 11.4(a) shall be due and payable within 45 days after the close of each calendar quarter during the periods for which such amounts are earned and payable.
5.6 Wire Transfers and Currency of Payments. All amounts payable by either party to the other party under Sections 5.3 and 11.4(a) shall be payable in United States Dollars, by wire transfer, to a bank account designated by the party receiving such funds. Net Sales amounts shall be translated from other currencies to United States Dollars by using an average rate of exchange quoted in The Wall Street Journal (Western Edition) during the last thirty (30) days of the reporting period.
In addition, unless otherwise specified in the applicable provision in this Agreement or otherwise agreed between RGX and QLT, all other mounts payable by either party to the other party under Sections 5 and 11.4(a), or in excess of US$[***] dollars, shall be payable in United States Dollars, by wire transfer, to a bank account designated by the party receiving such funds. The party requesting payment shall confirm the wire transfer instructions in any invoice or request for reimbursement.
5.7 Foreign Country Remittance Restrictions. If in any country payment or transfer of funds out of such country is prohibited by law or regulation, such payment shall be made from other sources.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.8 Adjustment of Royalties for Compulsory Licenses or Sublicenses. If at any time in the Field in any country in the Territory:
(a) a competent governmental authority grants to a government entity or other Third Party a compulsory license to manufacture, use or sell the Collaboration Product with respect to which royalties would be payable pursuant to Section 5.3 or 11.4(a), as the case may be; or
(b) QLT or RGX is required pursuant to an order issued by a competent government authority or other applicable law to grant to a government entity or other Third Party a compulsory sublicense or license, as the case may be, to manufacture, use or sell the Collaboration Products with respect to which royalties would be payable pursuant to Sections 5.3 or 11.4(a), as the case may be;
then QLT or RGX, as the case may be, may reduce the royalty on Net Sales for the Collaboration Products in such country to an amount no greater than the amount paid or payable by said Third Party as consideration for the compulsory license or sublicense for the term of such compulsory license or sublicense. In the event that a competent governmental authority grants, or QLT or RGX is required to grant, a compulsory license in the Field in the Territory to a government entity or other Third Party on more favorable financial terms and conditions than those set out in this Agreement, RGX agrees that the terms and conditions set out in this Agreement shall be amended only with respect to that country or jurisdiction and only for the relevant uses within the Field.
5.9 Adjustment of Royalties Due to Need to Acquire Third Party Licenses. If in the reasonable judgment of QLT, [***], it is necessary for QLT to obtain a Third Party license to use the RGX Technology licensed under this Agreement without infringing Third Party rights in the development and commercialization of a Collaboration Product, QLT shall be entitled to reduce the rate at which it pays royalties to RGX by [***]; provided, however, that no such reduction shall reduce the royalty rate to RGX to the greater of (i) a [***] reduction in the royalty rate or (ii) the Minimum Royalty Rate.
5.10 Taxes.
(a) For the purposes of this Section 5.9, “Taxes” shall include taxes, tariffs, customs duties, brokerage fees and other related charges, including, without limitation, social services taxes, goods and services tax, value added, excise and other sales taxes.
(b) RGX shall pay all Taxes assessed or levied in connection with any activities performed by RGX or payments made to RGX under this Agreement. RGX will remit all Taxes to the appropriate governmental body within the time legally required for such remittances and shall promptly provide QLT with written evidence of all such remittances.
(c) QLT shall pay all Taxes assessed or levied in connection with any activities performed by QLT or payments made to QLT under this Agreement. QLT will remit all such Taxes to the appropriate governmental body within the time legally required for such remittances and shall promptly provide RGX with written evidence of all such remittances.
(d) If any law or regulation in any country requires the withholding by either party of any Taxes due on payments to be remitted to the other party under this Agreement, such Taxes shall be deducted from the amounts paid to the other party, provided that the remitting party shall take all reasonable measures to reduce the amount of such Taxes. If the Taxes are deducted from the amounts paid, the remitting party shall furnish the other party with the originals of all official receipts for such Taxes and such other evidence of such Taxes and payment thereof as may be reasonably requested by the other party and shall provide any reasonable assistance or co-operation which may be requested by the other party in connection with any efforts by the other party to obtain a credit for such Taxes.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.11 Reporting of Net Sales. After first Marketing Approval of the Collaboration Product in the Field in the Territory, and for the remainder of the Royalty Term, QLT shall submit to RGX, concurrently with the quarterly payments made pursuant to Section 5.3, written reports setting out for the calendar quarter, for each Collaboration Product, on a country-by-country basis (where reasonably feasible):
(a) all amounts invoiced by QLT or its Affiliates or sublicensees, as applicable, from the sale of the Collaboration Product to Third Parties;
(b) details of the quantities of the Collaboration Product sold in each country;
(c) the amount of any deductions taken from the amounts received by QLT or its Affiliates or sublicensees, as applicable, from the sale of the Collaboration Product to Third Parties in calculating Net Sales of the Collaboration Product and their methods of calculation, and
(d) the amount of Net Sales of the Collaboration Product; and
(e) the amount due and payable pursuant to Section 5.3.
In the event that RGX is required to pay to QLT a royalty pursuant to Section 11.4(a), RGX shall provide reports in the form and on the terms specified in this Section 5.10 in respect of sales of the Collaboration Products by RGX, its Affiliates or licensees/sublicensees.
5.12 Accounts and Audit.
(a) Each party shall maintain clear, accurate and complete records in accordance with GAAP, for a period of at least [***] for each calendar quarter for which such party is obligated to make payments under Sections 5.3 or 11.4(a), as the case may be. Such records shall show the manufacturing, sales, use and other disposition of the Collaboration Products in sufficient detail to determine the royalties payable to RGX or QLT, as the case may be.
(b) From the date a royalty payment is due and owing and for a period of [***] thereafter, each party (in this section, the “Audited Party”) shall permit the other party (in this section, the “Requesting Party”), on reasonable notice and at the Requesting Party’s cost and expense, to arrange for the books and records maintained by the Audited Party pursuant to Section 5.11(a) to be examined from time to time during the Audited Party’s regular business hours, but not more than once a year, by an independent accounting firm selected by the Requesting Party and reasonably acceptable to the Audited Party, provided that such independent accounting firm and its accountants are bound by an obligation of confidentiality to disclose to the Requesting Party only whether the royalty statements and payments made by the Audited Party under this Agreement are accurate and, if not accurate, any evidence of non-compliance with the terms and conditions of this Agreement. Any such examination shall be restricted to records covering the preceding 3 year period. The Requesting Party shall provide to the Audited Party a copy of any audit reports prepared under this subsection.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) In the event the report demonstrates that a party has underpaid the other party, the underpaying party shall pay the amount of such underpayment immediately. In the event that the underpaid party is the Requesting Party, if the underpayment is more than [***] for the audited period, the Audited Party shall reimburse the Requesting Party for the expense of the audit.
(d) In the event the report demonstrates that a party has overpaid the other party, the overpaying party may deduct the amount of such overpayments from future amounts owed to the other party or receive a refund at its option.
5.13 Confidentiality of Reports. Each party agrees that:
(a) the information set forth in the reports required by Sections 2.6, 5.10 and 5.11; and
(b) the records subject to examination under Section 5.11;
shall be subject to the obligations of confidentiality set out in Article 9 and shall be maintained in confidence by the receiving party and by any independent accounting firm selected by such party, shall not be used by such party or such accounting firm for any purpose other than verification of the performance by the other party of its obligations hereunder, and shall not be disclosed by the receiving party or such accounting firm to any other person except for purposes of enforcing this Agreement.
5.14 Late Charges. Interest shall be due on all overdue amounts under this Agreement at a rate equal to [***] per month, or such lesser maximum rate permitted under applicable laws.
5.15 Additional Payments for Use of UW Intellectual Property. The Parties acknowledge and agree that this Agreement contemplates development and commercialization of Collaboration Products. To the extent QLT develops or commercializes any methods, services, research tools or other uses of the UW IP RIGHTS (as defined in the UW License) that are not subject to milestone and royalty payments as Collaboration Products under this Agreement, [***] will be solely responsible for payment of any and all earned royalties, or other payments due to UW under the UW License as a result of such activities.
6. Representations and Warranties
6.1 By RGX. RGX hereby represents, warrants and covenants to QLT:
(a) General Authority. RGX is a limited liability company duly organized, existing and in good standing under the laws of the State of Washington and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions and grant the licenses contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings;
(b) Non Contravention. RGX has not entered and during the Term will not enter into any agreement, arrangement or commitment with any person or entity regarding the Licensed Patents or Collaboration Products that is inconsistent with or in derogation of RGX’s obligations under this Agreement and RGX is not subject to any obligations that would prevent it from entering into or carrying out its obligations under this Agreement;
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) UW License. RGX has provided QLT with a true and complete copy of the UW License and the UW License is in full force and effect, has not been assigned, transferred or sublicensed by RGX (except to QLT under this Agreement), has not been amended or modified and RGX has not waived any of its rights thereunder;
(d) No Breach of UW License. Neither RGX nor, to RGX’s knowledge, UW is in material breach of such UW License and RGX does not know or have any reason to know that any such breach or claim of breach is imminent or reasonably foreseeable and RGX has obtained the consent, if required, of UW to the grant to QLT of the licenses granted to QLT under this Agreement; RGX is not obligated to pay any Third Party Royalties for, and is not a party to Third Party Licenses in respect of, the exercise by QLT of the license granted under Section 4.1, except as set out in the UW License;
(e) Ownership. RGX either holds all right, title and interest in and to, or is the exclusive licensee under the UW License of, the RGX Technology, free and clear of any rights or encumbrances of any other Third Parties in, or in respect of, the RGX Technology, (other than the terms of the UW License pursuant to which such license rights were granted) which would impact the rights granted to QLT under this Agreement; and the RGX Technology was generated either by RGX employees or by Third Party contractors, and in each case the terms of employment or engagement of such employees or contractors vested in RGX all right, title and interest in and to any Invention generated by them in respect of such RGX Technology, and (iii) RGX is not aware [***] that any Third Party has any rights in the RGX Technology that would adversely affect QLT’s rights under this Agreement;
(f) List of Patents. To RGX’s knowledge, Appendix A sets forth a complete list of all Patents and Patent applications that are owned, controlled by or licensed to RGX as of the Effective Date that are necessary or useful for the rights, licenses and sublicenses to the RGX Technology granted to QLT hereunder;
(g) Patent Applications Valid and Accurate. To RGX’s knowledge, the Licensed Patents listed on Appendix A are valid and all statements contained in any applications for the registration of the Licensed Patents were true and correct as of the date of such applications and remain true and correct as of the date of this Agreement. For the purposes hereof, “statements” shall be limited to those statements which, [***] of any claim made under a Licensed Patent;
(h) Patents in Good Standing. As of the Effective Date, in respect of any Licensed Patents listed on Appendix A, all maintenance fees and other payments required to be made in connection with or to maintain such applications for the Licensed Patents have been made in each of the jurisdictions in which such applications have been filed; and
(i) Sufficiency of Grants. As of the Effective Date, to RGX’s knowledge [***], no Third Party Patent or other proprietary right would be infringed by the development, manufacturing, marketing, supply and other commercialization activities for any Collaboration Product in the Field in the Territory as contemplated by this Agreement.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2 By QLT. QLT hereby represents and warrants to RGX:
(a) General Authority. QLT represents and warrants to RGX that QLT is a corporation duly organized, existing and in good standing under the laws of the Province of British Columbia and has the power, authority, and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.
(b) Non-Contravention. QLT has not entered and during the Term will not enter any agreement, arrangement or commitment with any person or entity regarding the licensed Patents or collaboration products that is inconsistent with or in derogation of QLT’s obligations under this Agreement and QLT is not and will not become subject to any obligations that would prevent it from entering into or carrying out its obligations under this agreement.
7. Intellectual Property Ownership, Patent Prosecution and Infringement
7.1 Ownership of Background Intellectual Property. As between QLT and RGX:
(a) title to and ownership of all rights in and to all Intellectual Property owned by QLT or licensed to QLT by Third Parties as of the Effective Date shall at all times remain with QLT and, except as expressly granted under this Agreement, no rights in or to any such Intellectual Property shall vest in RGX; and
(b) title to and ownership of all rights in and to all Intellectual Property owned by RGX or licensed to RGX by Third Parties as of the Effective Date shall at all times remain with RGX and, except as expressly granted under this Agreement, no rights in or to any such Intellectual Property shall vest in QLT.
7.2 Disclosure of Inventions.
(a) During the Term, RGX shall promptly disclose and supply to QLT, in a timely fashion, all information provided by UW to RGX pursuant to Article 4 of the UW License and all Inventions developed by RGX arising from the performance of the Collaboration.
(b) During the Term, QLT shall promptly disclose to RGX and supply to RGX in a timely fashion, all Inventions developed by QLT arising from the performance of Collaboration.
7.3 Ownership of Inventions. Any new Inventions and discoveries developed by either party or its Affiliates (directly or through others acting on its behalf) arising from the Collaboration during the Term shall be treated as follows:
(a) if made by an employee or contractor of RGX or its Affiliates as determined in accordance with United States laws of inventorship, such inventions and discoveries shall be the property of RGX;
(b) if made by an employee or contractor of QLT or its Affiliates as determined in accordance with United States laws of inventorship, such inventions and discoveries shall be the property of QLT;
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) if jointly made by employees or contractors of RGX and QLT, as determined in accordance with United States laws of inventorship (“Joint Inventions”), such inventions and discoveries shall be jointly owned by RGX and QLT and RGX and QLT shall each have the right to use, license, and otherwise exploit Joint Inventions without the further consent of the other party, subject to the exclusive license in the Field granted by RGX to QLT pursuant to Section 4.1.
7.4 Prosecution and Maintenance of Licensed Patents. QLT shall have the right to prosecute and maintain the Licensed Patents except that QLT acknowledges that UW controls the prosecution of those Licensed Patents that are licensed by RGX under the UW License. RGX will provide to QLT copies of all notices and information that RGX receives from UW and/or UW’s counsel or patent agents with respect to those Licensed Patents in the Field in the Territory and shall consult with QLT and follow the reasonable direction of QLT with respect to all decisions or directions with respect to those Licensed Patents in the Field in the Territory (to the extent RGX has the right to, or UW gives RGX the opportunity to, decide or direct such matters under the UW License). RGX shall, at QLT’s option, either convey such direction or decision of QLT to UW, UW’s counsel and/or UW’s patent agent within the time period specified under the UW License or shall authorize QLT to correspond directly with UW, UW’s counsel and UW’s patent agent(s) with respect to, and to provide direction from time to time and make decisions with regard to, such Licensed Patents in the Field in the Territory. Upon receipt of invoices from UW or RGX, QLT shall pay directly to UW (or if required under the UW License advance funds) all reasonable costs charged to RGX by UW for the Licensed Patents in the Field licensed by RGX from UW in accordance with Section 11.6 and Section 11.7 of the UW License. In the event that QLT does not wish to pursue the prosecution or maintenance of one or more of the Licensed Patents licensed by RGX from UW or does not wish to pursue such prosecution or maintenance in one or more specific countries in the Territory, QLT will give RGX notice of same a reasonable time in advance of any deadline for any payment, filing or action to be taken in connection therewith and RGX may prosecute or maintain such Licensed Patents at its sole discretion and sole expense but such applications and resultant Patents will continue to be Licensed Patents under this Agreement. Notwithstanding the foregoing, if QLT gives written notice that QLT will not pursue the prosecution or maintenance of a RGX Patent (other than a Joint Patent) in any country in a Major Market, QLT will forfeit any rights it has to such RGX Patent (except that QLT will maintain its ownership interest in a Joint Patent) in such country in the Major Market (but not any other country within the Major Market in which such prosecution and maintenance is pursued by QLT) unless QLT agrees to reimburse RGX for all costs incurred by RGX associated with such prosecution and maintenance in such country within the Major Market within 60 days after RGX notifying QLT that RGX has undertaken the prosecution and maintenance of such RGX Patent in such country. In the event such Licensed Patents also contain claims that apply only outside of the Field, QLT shall not be responsible for and RGX shall pay the expenses relating to the preparation, prosecution and maintenance of such Licensed Patent claims outside of the Field.
7.5 QLT Patents — Prosecution and Maintenance. QLT shall be responsible for, in its sole discretion and at its sole expense, prosecution and maintenance of the QLT Patents.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.6 Prosecution of Infringement. RGX hereby grants to QLT the first right to respond to, defend and prosecute in its own name and at its own expense actions or suits relating to the Licensed Patents in the Field in the Territory. RGX hereby grants to QLT all rights afforded by UW to RGX under and subject to the provisions of Article 14 of the UW License as if QLT was the “Licensee” therein. QLT shall not settle any suits or actions in any manner relating to the Licensed Patents without obtaining the prior written consent of RGX (and UW if such consent of UW is required under the UW License). RGX shall not unreasonably withhold or delay its consent (except, for greater certainty, RGX shall be reasonable in withholding its consent if such settlement contains an admission of liability on behalf of RGX or compromises the validity of the Licensed Patents). After QLT has recovered its reasonable attorney’s fees and other out-of-pocket expenses directly related to any action, suit or settlement for infringement of the Licensed Patents in the Field, the damages, award or proceeds from such settlement shall be treated as Net Sales and subject to the payment to RGX of royalties pursuant to Sections 5.3 to 5.15 of this Agreement. If QLT elects to commence an action as described above, QLT may deduct from its royalty payments to RGX with respect to the Licensed Patent subject to suit, an amount not exceeding [***] of QLT’s expenses and costs of such action, including reasonable attorney’s fees; provided, however, that such reduction shall not exceed [***] of the total royalty due to RGX with respect to the Licensed Patent(s) subject to suit for each calendar year. If such [***] of QLT’s expenses and costs exceeds the amount of royalties deducted by QLT for any calendar year, QLT may to that extent reduce the royalties due to RGX from QLT in succeeding calendar years, but never by more than [***] of the total royalty due in any one year with respect to the Licensed Patents subject to suit.
7.7 Voluntary Participation by RGX and UW. QLT grants RGX and, to the extent required under the UW License, UW the right to participate in any suit or claim referred to in Section 7.6 on the terms and subject to the conditions set out in Section 14.4 of the UW License (as if RGX were “University”).
7.8 RGX and UW Right to Institute Action. If QLT fails to institute an action or take such other actions as are contemplated in Section 14.5 of the UW License against any infringer of the Licensed Patents in the Field in the Territory within the time period and on the terms set out in Section 14.5 of the UW License, then QLT grants RGX, and UW if required under the UW License, the right to pursue such infringer on the terms and subject to the conditions set out in Section 14.5 of the UW License. However, in the event of such grant by QLT, RGX shall not without the prior written consent of QLT, either (i) settle or sublicense to such infringer or (ii) give its consent to UW, to the extent RGX has the right to consent under the UW License to any settlement or sublicense by UW to such infringer RGX shall not give its consent to UW, without the prior written consent of QLT.
7.9 No Obligation to Institute Action. Neither QLT nor RGX is obligated under this Agreement to institute or prosecute a suit against any alleged infringer of the Licensed Patents.
7.10 Patent Validity. If either QLT or RGX learns that a Third Party is challenging the validity or enforceability of any of the Licensed Patents, it shall promptly notify the other Party. In the event of Third Party legal action challenging the validity or enforceability of any of the Licensed Patents in the Field in the Territory, then unless UW has such right under the UW License, QLT at its sole discretion, shall have the right, within [***] after notification by RGX of such action, to assume and control the sole defense of the claim at QLT’s expense. If QLT opts not to assume and control the sole defense of the claim within [***] after notification by RGX, then RGX shall have the right to assume the defense of the claim at its own expense. In addition, RGX shall permit QLT to exercise any right afforded to RGX pursuant to Section 15.2 of the UW License with respect to those Licensed Patents licensed from UW. QLT shall obtain the consent of RGX (not to be unreasonably withheld), and if required under the UW License shall obtain the consent of UW, to any settlement pursuant to validity or enforcement of the Licensed Patents that could adversely affect RGX’s rights or benefits under this Agreement.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.11 Third Party Claims of Infringement.
(a) In the event of the initiation of any suit (an “Infringement Suit”) in the Territory by a Third Party against RGX or QLT or any of their respective Affiliates sublicensees for Patent infringement arising from the manufacture, use, sale, distribution or marketing of the Collaboration Product(s), the party sued shall promptly notify the other party in writing.
(b) In the event that a party alone is subject to an Infringement Suit:
(1) that party shall have the first right, but not the obligation, to defend the Infringement Suit;
(2) that party will provide the other party with the opportunity to participate in the defense of such Infringement Suit; and
(3) the other party shall assist and cooperate with the party being sued in any such litigation at the expense of the party defending the litigation.
If the party being sued fails to defend the Infringement Suit within a reasonable time after receiving notice of the Infringement Suit, then the other party shall have the right, but not the obligation, to defend the Infringement Suit and the party being sued shall assist and cooperate with the other party in any such litigation.
(c) In the event that both QLT and RGX are subject to an Infringement Suit:
(1) each of RGX and QLT shall have the right, but not the obligation, to jointly defend the Infringement Suit; and
(2) the parties shall assist and cooperate with each other in any such litigation at the expense of the other party if such litigation is not jointly controlled.
If either party fails to jointly defend the Infringement Suit with the other party within a reasonable time after receiving notice of the Infringement Suit, then the other party shall have the right, but not the obligation, to solely defend the Infringement Suit and the declining party shall assist and cooperate with the defending party in any such litigation.
(d) The party or parties conducting the defense of an Infringement Suit shall have full or joint control over its conduct, as the case may be, provided that neither party shall make any admissions or concessions nor enter into any settlements with respect to an Infringement Suit without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(e) In the event that the Collaboration Products or methods of use licensed to QLT under this Agreement are found to infringe the Intellectual Property rights of a Third Party and result in the payment of Third Party royalties or other compensation by QLT or a QLT Affiliate or sub-licensee to the Third Party, QLT may, in its sole discretion, reduce its future milestone and royalty payments to RGX in an amount equal to the Third Party royalties or other compensation paid to the Third Party, up to a maximum of [***] of the royalties and milestones payable to RGX under this Agreement provided that such reductions shall only be made where the infringement arises from the use of Intellectual Property licensed to QLT under this Agreement, and not any other Intellectual Property that QLT chooses to use in the manufacture, use, sale, distribution or marketing of the Collaboration Product and provided further that reductions to milestones and royalty payments pursuant to this Section 7.11(e) shall not exceed [***] in the aggregate after taking into account any reductions pursuant to Section 7.6. Notwithstanding the foregoing, in no event will the royalties payable to RGX under this Agreement be less than the Minimum Royalty Rate.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8. Trademarks
8.1 Product Trademarks.
(a) During the Term, QLT shall be responsible for, in its sole discretion and at its sole expense, the origination, selection, application, prosecution, registration and maintenance of one or more trademarks and trade-names under which the Collaboration Product(s) shall be marketed, distributed and sold in the Field in the Territory.
(b) QLT will, at RGX’s request, add or cause to be added, a marking in a form proposed by RGX and reasonably acceptable to QLT on the packaging of all Collaboration Products sold by QLT, its Affiliates or sublicensees hereunder, to indicate the connection of RGX as licensor of the Collaboration Product, provided that such marking shall not cause any contravention of GMPs or any United States of America or other foreign federal, state, provincial or local laws, regulations or bylaws, including those relating to labeling or packaging.
8.2 Use of Trademarks. Nothing contained in this Agreement shall give either party any right to use any trademark or trade-name of the other party, except with the prior written consent of the other party.
9. Confidentiality
9.1 Confidential Information. During the term of this Agreement and for [***] thereafter, RGX and QLT shall not disclose to any Third Party, and shall not use other than as authorized under this Agreement, any Confidential Information received from the other party under this Agreement without first obtaining the written consent of the disclosing party. As used herein, the term “Confidential Information” shall mean any and all information disclosed by RGX to QLT and/or QLT to RGX orally, or in writing, in human or machine readable form which a reasonable person would deem to be confidential.
9.2 Protective Measures. The receiving party of any Confidential Information shall take reasonable precautions (equivalent to the measures that it takes to protect its own information of like importance) to prevent the unauthorized or accidental disclosure of Confidential Information of the disclosing party. The receiving party shall be responsible for the actions or inactions of its employees, agents, representatives and/or Affiliates in the event of a breach of the foregoing obligations.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.3 Exceptions. The foregoing obligations of confidentiality shall not apply and information shall not be considered Confidential Information if, when taken as a whole and in the context disclosed, such information:
(a) is at the time of disclosure or becomes subsequent thereto, through no fault or wrongful act of the receiving party, generally available to the public; or
(b) at the time of disclosure by the disclosing party is already known to the receiving party, as can be demonstrated by written records; or
(c) is disclosed to the receiving party by another not in violation of rights of the disclosing party; or
(d) which may be required to be disclosed by law; provided, however, in such event, the party required to make such disclosure shall inform the party wishing to maintain the confidentiality of such information of such requirement prior to disclosure and reasonably assist the party wishing to maintain the confidentiality of such information (at the expense of the party wishing to maintain the confidentiality of such information) in taking whatever reasonable steps are available to maintain the confidentiality of such information.
(e) is independently developed by the receiving party without resort to the Confidential Information of the disclosing party.
In addition, nothing herein shall be construed as preventing QLT from disclosing any Confidential Information of RGX that relates to the Collaboration Products or other RGX Technology:
(f) to government agencies where such information is required to be included in regulatory filings made by QLT in connection with the Collaboration Products;
(g) to its Affiliates, sublicensees or to Third Parties who have a need to use Confidential Information for consulting, research activities, pre-clinical and clinical development work, analytical and quality testing, manufacturing, marketing, distribution and other purposes for the development and commercialization of the Collaboration Products under this Agreement, provided that such Affiliate, sublicensee or Third Party has undertaken in writing an obligation of confidentiality and non-use with respect to the Confidential Information no less burdensome to that set out in this Agreement; or
(h) by publication in accordance with Section 9.4.
9.4 Publications. Unless otherwise agreed in writing from time to time, QLT shall have the right to publish all results relating to the research and development of the Collaboration Products (including publications of clinical trial results). QLT shall provide a copy of such proposed publication to RGX for its review a reasonable time (being at least [***]) in advance of such publication and will consider any comments that RGX may have with respect to such publication but QLT shall have the final say with respect to the text and content of any such publication; provided that if such publication discloses a patentable Invention that would give rise to a Licensed Patent and QLT has not previously filed for a Patent covering such Invention, RGX may delay publication for up to [***] after date of receipt to allow time for the filing by QLT or RGX (as determined under Article 7) of any Patent applications covering patentable subject matters. In the event that RGX wishes to publish any results relating to the research and development of the Collaboration Products RGX shall obtain the consent of QLT to such publication.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.5 Prior Confidentiality Agreement. The parties hereby acknowledge and agree that the terms of this Article 9 supersede and replace the terms of the Confidential Information and Non-Disclosure Agreement entered into between QLT and RGX prior to the Effective Date.
10. Indemnity and Limitations of Liability
10.1 Mutual Indemnification. Except as otherwise specifically provided in this Agreement, each of the parties (in this Article 10, an “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party and its Affiliates and their respective directors, officers, employees and agents (in this Article 10, the “Indemnified Parties”) from and against all threatened or actual actions, claims, demands, proceedings, suits, losses, damages, costs and expenses (including reasonable attorney fees) but excluding punitive damages (collectively, in this Article 10, “Claims”) of Third Parties of whatsoever kind or nature (including but not limiting the generality of the foregoing, in respect of death, injury, loss or damage to any person or property) incurred, caused, arising out of or relating to:
(a) any breach or violation of, or failure to properly perform, any covenant made in this Agreement by the Indemnifying Party;
(b) any breach of any of the representations or warranties made in this Agreement by the Indemnifying Party;
(c) the gross negligence or willful misconduct of the Indemnifying Party; or
(d) any violation of applicable law.
except to the extent that such Claims are attributable to the negligence or willful misconduct of any of the Indemnified Parties.
10.2 Product Liability Indemnity. In addition to Section 10.1, QLT agrees to defend, indemnify and hold harmless RGX and its Affiliates and their respective directors, officers, employees and agents (in this Article 10, the “RGX Indemnified Parties”) from and against all Claims of Third Parties of whatsoever kind or nature (including but not limiting the generality of the foregoing, in respect of death, injury, loss or damage to any person or property) incurred, caused, arising out of or relating to:
(a) the administration, utilization and/or ingestion of the Collaboration Products in the Field in the Territory pursuant to any clinical trials conducted by or on behalf of QLT under this Agreement; and
(b) the handling, storage, use, transportation, administration, utilization and/or ingestion of the Collaboration Products in the Field in the Territory;
except to the extent that such Claims for death, injury, loss or damage to any person or property are attributable directly to the negligence or willful misconduct of the RGX Indemnified Parties in connection with RGX’s performance of the research and development activities conducted by RGX under this Agreement.
10.3 RGX Limitation of Liability. The obligation of RGX under this Article 10 to indemnify QLT in respect of any breach of representation or warranty relating to (a) intellectual property matters shall be limited to the amounts set out in Section 7.7(e), and (b) product liability shall be limited to the sum of $[***] (being the amount of insurance that RGX is required to maintain under the UW License).
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.4 Indemnification Procedure. If either QLT or RGX or any of their respective Affiliates (in this Article 10, an “Indemnified Party”), receives any written Claim which it believes is the subject of, or otherwise believes that circumstances exist giving rise to, an indemnity under this Agreement by either RGX or QLT, as the case may be (in this Article 10, an “Indemnifying Party”), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice of the Claim or circumstances to the Indemnifying Party, including full particulars of the claim or circumstances to the extent known to the Indemnified Party, provided, however, that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to indemnify any persons indemnified under this Article 10. Unless such Claim is subject to the provisions of and process outlined in Article 7, the following shall apply:
(a) the Indemnifying Party shall have the right, by prompt notice to the Indemnified Party, to assume the defense of the Claim with counsel reasonably satisfactory to the Indemnified Party, and at the cost of the Indemnifying Party. Notwithstanding the foregoing, in the event that the Claim relates to product liability and claims either unspecified damages or damages in excess of $[***]) then QLT shall have the right to assume the defense of the Claim with counsel reasonably satisfactory to RGX and the costs of such defense shall be shared equally by QLT and RGX;
(b) if the Indemnifying Party does not so assume the defense of the Claim, the Indemnified Party may assume the defense with counsel of its choice at the sole expense of the Indemnifying Party;
(c) if the Indemnifying Party assumes the defense of the Claim, the Indemnified Party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Party;
(d) any party not assuming the defense of any such Claim shall render all reasonable assistance to the party assuming the defense, and all out-of-pocket costs of this assistance shall be borne solely by the Indemnifying Party; and
(e) no Claim shall be settled other than by the party defending the Claim, and then only with the consent of the other party, which shall not be unreasonably withheld, provided, however, that the Indemnified Party shall have no obligation to consent to any settlement of any Claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party.
10.5 Set-Off. QLT shall be entitled to set-off against any amounts otherwise owing to RGX under this Agreement any amount owing by RGX to QLT under Article 10, provided that QLT shall not be entitled to exercise this right of set-off until the claim that is the subject of the set-off has been determined by arbitration pursuant to Section 12.5 or such amount has otherwise been determined by a court of competent jurisdiction.
10.6 No Consequential Damages. EXCEPT FOR, AND WITHOUT LIMITING THE SCOPE OF THE INDEMNIFICATION OBLIGATION UNDER, SECTIONS 10.1 AND 10.2, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS, LOST SAVINGS OR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING OUT OF ANY BREACH OR BREACHES OF THIS AGREEMENT OR THE POSSESSION OR USE OF THE DRUG, THE PRODUCT OR ANY OTHER MATERIALS OR SERVICES TO BE SUPPLIED HEREUNDER, EVEN IF THE OTHER PARTY HAS KNOWLEDGE OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGES.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11. Term and Termination
11.1 Term. This Agreement shall be effective as of the Effective Date and shall continue in force and effect until the later of (a) the expiration of ten (10) years after the date of the First Commercial Sale of any Collaboration Product for use in the Field or (b) the expiration, lapse or invalidation of the last of the Licensed Patents, provided, this Agreement may be earlier terminated as provided in this Article 11, (the “Term”). Upon the termination of this Agreement pursuant to this Section 11.1, without further action on the part of either party, the licenses and sublicenses granted to QLT under Section 4.1 shall become non-exclusive and perpetual licenses or sublicenses, as the case may be, within the Field in the Territory and, except only to the extent RGX is not entitled to convey such rights to Licensed Patents pursuant to the UW License, QLT shall be granted a perpetual, non-exclusive, fully paid, royalty-free license, with the right to sublicense, under the RGX Technology to develop, make, have made, use, have used, sell, have sold, offer for sale, import and export the Collaboration Products in the Field in the Territory and all regulatory licenses and filings in such country related to the Collaboration Product shall remain owned by QLT.
11.2 Termination by RGX for Diligence Failure. If QLT fails in any material respect to meet the diligence requirements in Section 2.6 (a), (b), or (c) above (other than as a result of reasons attributable to the failure of RGX to perform its obligations under Section 2.4 of this Agreement (including any research and development activities assigned by the JDC and approved by RGX to be performed by Dr. Saperstein or Dr. Palczewski pursuant to consulting or service agreements entered into with them personally or under which they are principal investigator), then RGX shall give QLT written notice thereof and a ninety (90) day cure period in which to remedy such failure. If QLT has not cured such failure within such period, then RGX may terminate this Agreement by written notice thereof to QLT.
11.3 Termination for Convenience. QLT may terminate this Agreement for convenience at any time upon ninety (90) days prior written notice to RGX.
11.4 License Back and Reversion Royalties Paid by RGX to QLT.
(a) If at any time either RGX terminates this Agreement pursuant to Section 11.2 or QLT terminates this Agreement pursuant to Section 11.3, then:
(1) QLT shall grant to RGX an exclusive license, with the right to sublicense, in the Field in the Territory to all QLT Patents, QLT’s interest in the Joint Patents and any Know-How owned by QLT directly and solely in connection with the Collaboration Products to the extent necessary for the development, manufacture or commercialization of the Collaboration Products (but, for greater certainty, QLT shall retain the right to use and exploit QLT’s interest in the QLT Patents, Joint Patents and QLT owned Know-How other than for use in connection with the Collaboration Products);
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2) QLT shall promptly provide to RGX copies of all data and results, materials, protocols, procedures in QLT’s control, and directly related to the Collaboration Products necessary or reasonably required to enable RGX to continue development and manufacture of the Collaboration Product(s);
(3) subject to the Act and other applicable laws, QLT will use commercially reasonable efforts to assign and transfer to RGX all regulatory filings made by or on behalf of QLT in connection with the Collaboration Products in the Field in the Territory;
and, in consideration of the foregoing, if the termination is after the completion of the first Phase I Clinical Trial involving a Collaboration Product, RGX shall pay to QLT a royalty equal to (without duplication):
(4) [***], if QLT terminates this Agreement pursuant to Section 11.3, or [***], if RGX terminates this Agreement pursuant to Section 11.2, of the Net Sales of any Collaboration Products by RGX or its Affiliates; and
(5) [***], if QLT terminates this Agreement pursuant to Section 11.3, or [***], if RGX terminates this Agreement pursuant to Section 11.2, of any Net Proceeds that RGX receives from the licensing or other exploitation of any of the RGX Technology;
(collectively, the “Reversion Payments”).
(b) If at any time QLT, its marketing partner or sublicensee, as the case may be, has determined the sale of a Collaboration Product (on a product-by-product basis) commercially unviable in a Major Market in accordance with Section 3.2(b), then:
(1) QLT shall grant to RGX a non-exclusive license, with the right to sublicense, in the Field in such Major Market (on a country-by-country basis) to all RGX Technology, QLT’s interest in the Joint Patents and any Know-How owned by QLT directly in connection with such Collaboration Product to the extent necessary for the development, manufacture or commercialization of such Collaboration Product in such country;
(2) QLT shall promptly provide to RGX copies of all data and results, materials, protocols, procedures in QLT’s control, necessary or reasonably required to enable RGX to continue development and manufacture of the Collaboration Product in such country; and
(3) subject to the Act and other applicable laws, QLT will use commercially reasonable efforts to assign and transfer to RGX all regulatory filings made by or on behalf of QLT in connection with such Collaboration Product in the Field in such country.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.5 Termination for Cause. Notwithstanding Section 11.1, either party may, in addition to all other legal and equitable rights and remedies available to it, terminate this Agreement effective upon written notice thereof if any of the following material breaches occurs and is not cured by the breaching party within thirty (30) days written notice thereof from the non-breaching party:
(a) Failure by a party to comply with or perform any material provision of this Agreement; including, without limitation, payment of amounts due hereunder, except that this Section 11.5 shall not apply to any breach by QLT of its obligations under Section 2.6;
(b) Either party becomes insolvent, is unable to pay its debts as they mature, is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated; or
(c) Any representation or warranty made by the party in this Agreement is materially breached.
11.6 Bankruptcy or Insolvency of RGX. Without limiting QLT’s rights to terminate this Agreement under Sections 11.5(b) or 11.7, the parties intend that the rights granted by RGX to QLT hereunder shall qualify as “intellectual property rights” for purposes of Section 365(n) of the U.S. Bankruptcy Code and this license shall therefore remain in full force and effect subject to such law if RGX becomes insolvent, is unable to pay its debts as they mature, is the subject of a petition in bankruptcy, whether voluntary or involuntary, or of any other proceeding under bankruptcy, insolvency or similar laws, makes an assignment for the benefit of creditors, is named in, or its property is subject to a suit for the appointment of a receiver, or is dissolved or liquidated.
11.7 Effect of Termination of UW License. In the event that the UW License is terminated for any reason other than as a result of a material breach by QLT of its obligations under this Agreement:
(a) QLT may terminate this Agreement immediately upon written notice to RGX;
(b) QLT may exercise any rights it has pursuant to Sections 3.8 and 19.5.4 of the UW License to assume the rights and obligations of RGX under such UW License or under a license to be entered into directly between QLT and UW on terms substantially the same as in the UW License and subject to the operation of the UW License;
(c) RGX shall be deemed to grant to QLT, without further action on the part of RGX, a perpetual, royalty-bearing exclusive license (and for the purpose of this Section 11.7, the royalty rate payable to RGX shall not be more than the royalty rate on Net Sales set forth in Section 5.3 (as adjusted pursuant to and payable in accordance with Sections 5.4 to 5.14 and 7.11(e)) less any royalties payable to UW under the UW license or any replacement license which UW requires QLT to enter into directly with UW), with the absolute right to sublicense further, all of RGX’s rights, title and interest in and to any RGX Technology (other than any such Intellectual Property rights or Licensed Patents as may be owned by UW) to use, research, develop, have developed, manufacture, have manufactured, to sell, have sold, offer for sale, export or import the Collaboration Products in the Field in the Territory and to otherwise exploit in connection with those activities such RGX Technology. If RGX and QLT fail to reach mutual agreement on a royalty rate, then determination of a royalty rate shall be referred to a binding arbitrator as provided in Section 12.5.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.8 Effect of Termination. In the event that this Agreement is terminated:
(a) Subject to any claims or claims of set-off that either party may have against the other, and subject to any other royalty payments made under Section 11.7(c), QLT shall remain responsible to pay to RGX all payments and other amounts accruing due to RGX prior to the effective date of termination; and
(b) if the Agreement is terminated after QLT has conducted the first commercial sale of any Collaboration Product, QLT and its sublicensees shall have the right for [***] after termination of this Agreement to liquidate all inventory of the Collaboration Product in QLT’s possession or control, provided that QLT will continue to make royalty payments to RGX in the manner specified under this Agreement on Net Sales of such inventories, notwithstanding the termination of this Agreement.
11.9 Retention of Payments. Upon any termination of this Agreement, subject to any claims by QLT under this Agreement, RGX may retain any sums already paid by QLT hereunder.
11.10 Remedies Cumulative. Termination or expiration of this Agreement, in whole or in part, shall be without prejudice to the right of any party to receive all payments accrued and unpaid at the effective date of such expiration or termination, without prejudice to any remedy, at law or in equity, of either party in respect to any breach of any of the representations, warranties or covenants herein contained and without prejudice to any rights to indemnification set forth herein and to any other provisions hereof which expressly or necessarily call for performance after such expiration or termination.
11.11 Survival. Following a termination or expiration of this Agreement, Articles 1, 5 (but only to the extent that there was a payment due and owing by QLT to RGX prior to the date of termination or in the case of Sections 5.3 to 5.11 and 5.14 only there remains a royalty payment owing pursuant to Section 11.7(c)), 10, 11 and 12, Sections 5.12, 5.13, 7.1, 7.3, 8.2, 9.1, 9.2, 9.3 and 9.5 and, to the extent there continues to be and as applicable to a continuing license to QLT under Section 11.7(c) to any RGX Technology, Article 6 and Sections 7.4 to 7.11 shall survive and remain in full force and effect in accordance with their terms.
12. Miscellaneous
12.1 Notices. All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing, and may be given by:
(a) personal delivery;
(b) registered first-class Canada or United States air mail, postage prepaid by the sender, return receipt requested;
(c) overnight delivery service, charges prepaid by the sender; or
(d) via facsimile (confirmed by delivery by one of the 3 methods stated above);
and, in each case, addressed to the other party at the address for such party as set forth below, and will be effective one Business Day after receipt in the case of deliveries under Section 12.1(a), (c) and (d), and 5 Business Days after mailing in the case of deliveries under Section 12.1(b).
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to QLT:	With a copy to:

QLT Inc.	QLT Inc.
887 Great Northern Way	887 Great Northern Way
Vancouver, British Columbia	Vancouver, British Columbia
Canada V5 T 4T5	Canada V5 T 4T5
Attention: Chief Executive Officer	Attention: Legal Department
Fax No.: +1 604-707-7001	Fax No.: +1 604-873-0816

If to RGX:	With a copy to:

Retinagenix, LLC	Heller Ehrman LLP
15 Avenue de Cavaliers	701 Fifth Avenue, Suite 6100
1224 Chene-Bourgereis	Seattle, WA
SWITZERLAND	USA, 98104
Attention: Chairman	Attention: Sonya F. Erickson
Fax No.: 011-4122-384-1021	Fax No.: 206-515-8880
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to UW:
University of Washington
UW Tech Transfer Invention Licensing
4311 Eleventh Ave. NE, Suite 500
Seattle, WA 98105-4608
Attn: Director, Invention Licensing
Fax: 206-685-4767
Any party may change its address at which notice is to be received by written notice provided pursuant to this Section 12.1.
12.2 Knowledge. Any reference in this Agreement to the “knowledge” of a party will be deemed to mean the actual knowledge of the senior management of QLT or to the principals of RGX (Marco Northland, Krzysztof Palczewski and David Saperstein), as the case may be, as organized bodies corporate and the knowledge that person knew or should have known in respect of the relevant subject matter.
12.3 Publicity. RGX and QLT may each make public announcements regarding this Agreement and the general nature of the undertakings hereunder if there is no disclosure of Confidential Information contained in such public announcement. A copy of such a proposed announcement shall be provided to the other party in advance of the intended announcement date to permit review and written approval by the other party which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party may make a public announcement or release without the approval of the other party with respect to information which the other party has previously made public or which is required by any government or regulatory agency or stock exchange with jurisdiction over such party’s securities or products.
12.4 Independent Contractors. This Agreement shall not constitute or give rise to an agency, partnership or joint venture between the parties, and each party’s performance hereunder is that of a separate, independent contractor.
12.5 Dispute Resolution. Any dispute or controversy pertaining to this Agreement or the enforcement or construction of this Agreement shall initially be referred to the heads of the business units of QLT and RGX charged with the implementation hereof, and then to the respective Chief Executive Officers of the parties. The parties shall attempt to resolve any such dispute in good faith through the business unit heads or Chief Executive Officers as applicable. Any dispute which cannot be resolved within thirty (30) days after referral to the respective Chief Executive Officers of the Parties shall be finally settled by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”) by three neutral arbitrators appointed in accordance with such AAA rules. One arbitrator shall be a healthcare professional or clinical scientist, one shall be a business attorney and one shall be an independent certified public account, each with experience in the development and marketing of pharmaceutical products. Such arbitration shall take place in Bellingham, Washington, USA. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 12.5, without breach of this arbitration provision.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.6 Choice of Law. The laws of the State of New York (excluding any choice of law rules of New York or any other jurisdiction) shall govern the execution, form, validity, construction, effect and interpretation of this Agreement except for questions of Patent law, including without limitation, questions relating to ownership, inventorship, invalidity and/or infringement of any Patent, which shall be controlled by
12.7 No Other Rights. Nothing in this Agreement shall be deemed or implied to be the grant by either party to the other of any right, title or interest in any product, material or proprietary rights of the other except as may be expressly provided for in this Agreement.
12.8 Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties with respect to the subject matter contained herein and supersedes all prior or contemporaneous agreements and understandings of the parties, oral or written, with respect to the subject matter hereof. No term or provision of this Agreement shall be amended or modified except in writing and signed by both parties. The waiver by any party of a breach or failure to perform hereunder shall not constitute a waiver of any future breach or failure to perform. Failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights.
12.9 Assignment. This Agreement and/or all rights and obligations hereunder may not be assigned, transferred, sold, conveyed, pledged or otherwise encumbered by either party without the written consent of the other party, which consent shall not be unreasonably withheld, except that such written consent shall not be required for an assignment by QLT in connection with a merger, amalgamation or sale of all or substantially all of the business unit or division of QLT to which this Agreement relates. Any such expressly permitted assignment, or any revocation thereof, shall be effective when notified in writing to the other party.
12.10 Severability. To the extent that any provision of this Agreement is found to be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
12.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be binding and effective and shall be deemed to be equivalent to originals.
12.12 Captions. Titles and heading sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed by its duly authorized officer as of the Effective Date.

QLT INC.
By:	/s/ Robert Butchofsky
Robert Butchofsky, Chief Executive Officer

By:	/s/ Cameron Nelson
Cameron Nelson, Vice President, Finance and Chief Financial Officer

RETINAGENIX, LLC
By:	/s/ Marco A. Northland
Marco A. Northland, Chairman
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX A
UW PATENTS

Entry	UW Case Number (UWIL#)	Inventors	Title of United States or Foreign Patent or Patent Application	United States or Foreign Application Number or United States Patent Number	Filing or Issue Date	Assignee(s)

[***]
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX B

RGX PERSONNEL RATES

[***]	$[***] per day based on [***]

[***]	$$[***] per day based on [***]
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX C

UW License Covenants and Conditions
With respect to the activities of QLT and its sublicensees (and sub-sublicensees) in the Field, QLT confirms that:
1.	UW is a third party beneficiary of the provisions of this Agreement set forth on this Exhibit C governing the UW IP RIGHTS and in the event of any breach of this Agreement by QLT with respect to such provisions governing the UW IP RIGHTS, UW shall be entitled to proceed, at UW’s sole discretion, directly against QLT to enforce this Agreement however, in such event, as between QLT and UW, QLT shall be entitled to all defenses, limitations of liability, extensions of time and concessions otherwise available to RGX as the “Licensee” under the UW License. Capitalized terms used herein shall have the meaning assigned to them in the UW License.
2.	QLT acknowledges and agrees that UW retains certain rights to the UW IP RIGHTS set forth in Sections 2.2 (UNIVERSITY RESERVED RIGHTS) and 2.3 (FEDERAL GOVERNMENT RIGHTS) of the UW License and retains the right to sublicense the UW IP RIGHTS pursuant to Sections 3.6 (MANDATORY SUBLICENSING) and 3.7 (UNIVERSITY DIRECT GRANT) of the UW License.
3.	Any SUBLICENSE of the UW IP RIGHTS by QLT or its AFFILIATES will be subject to the terms and conditions set forth in Sections 3.1 (SUBLICENSING GRANT), 3.2 (UNIVERSITY PRIOR APPROVAL OF SUBLICENSES) and 3.4 (UNIVERSITY AS THIRD PARTY BENEFICIARY) of the UW License.
4.	QLT agrees to comply with the confidentiality obligations set forth in Article 5 (CONFIDENTIALITY) of the UW License with respect to any UW IP RIGHTS or other Confidential Information of UW disclosed or transferred to QLT.
5.	QLT acknowledges and agrees that any patent prosecution and enforcement rights set forth in this Agreement are subordinate to the rights, if any, of UW set forth in Article 11 (PATENT PROSECUTION AND COST RECOVERY), Article 14 (PATENT INFRINGEMENT) and Article 15 (PATENT VALIDITY) of the UW License.
6.	QLT will provide directly to UW, with a copy to RGX, the reports for any Collaboration Products being developed by QLT that are required pursuant to Sections 12.1 (PRE COMMERCIALIZATION DILIGENCE PROGRESS REPORTS), to 12.3.4 (POST COMMERCIALIZATION QUARTERLY PAYMENT REPORTS) and Section 12.5 (POST COMMERCIALIZATION DILIGENCE REPORTS) of the UW License. QLT shall provide such reports on or before the due dates set forth in Article 12 of the UW License for such reports.
7.	QLT will retain the records for the period required pursuant to Section 13.1(RECORDS RETAINED) of the UW License and hereby grants UW the audit rights set forth in Sections 13.2 through 13.4 (AUDITING RIGHTS) of the UW License with respect to such records.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.	QLT will comply with the patent marking requirements set forth in Section 16.1 (PATENT MARKING) of the UW License and the restrictions on use of the UW, or its employees, names set forth in Section 16.2 (USE OF NAMES) of the UW License.
9.	QLT will at all times maintain the insurance required by Sections 18.2 (LICENSEE LIABILITY INSURANCE) and Section 18.3 (HUMAN CLINICAL TRIALS) of the UW License and shall otherwise comply with the requirements set forth in Sections 18.2 through 18.4 of the UW License.
10.	QLT shall indemnify, hold harmless, and defend UW, its regents, officers, inventors, employees, students and agents (“INDEMNIFIED PARTIES”) against any and all claims, causes of action, lawsuits, or other proceedings (“CLAIMS”) and losses, damages, costs, fees and expenses (“COSTS”), filed, instituted, resulting from or arising out of the design, process, manufacture, use, possession, or operation by QLT of either UW IP RIGHTS or any embodiment of, or products based on or incorporating, UW IP RIGHTS. QLT further agrees to indemnify, hold harmless, and defend the INDEMNIFIED PARTIES against CLAIMS and COSTS filed, instituted, resulting from, or arising out of use by a THIRD PARTY of Collaboration Products manufactured or supplied by or on behalf of QLT or any QLT SUBLICENSEE. QLT agrees to such indemnification even though such CLAIMS or COSTS related thereto are based upon doctrines of strict liability or product liability. Such indemnity shall not, however, apply to CLAIMS arising from the gross negligence, intentional misconduct, breach of this AGREEMENT (other than with respect to ownership or use of UW IP RIGHTS by QLT or its SUBLICENSEE) or violation of any law by any INDEMNIFIED PARTY for which UW hereby indemnifies, holds harmless and will defend RGX, its officers, directors, employees and agents. This indemnification obligation shall survive the termination of this Agreement.
11.	QLT will comply with the export controls and applicable federal, state, local and foreign laws, regulations and guidelines and reporting requirements in all applicable jurisdictions pertaining to its use, handling, storage, disposal, transfer, management and commercial deployment of the UW IP RIGHTS and Collaboration Products as set forth in ARTICLE 22 (EXPORT CONTROLS) and Article 23 (COMPLIANCE WITH ALL LAWS) of the UW License.
12.	Without limiting or modifying the obligations of RGX under this Agreement, QLT acknowledges that, as between QLT an UW, the UW IP RIGHTS are subject to the limitations of liability and disclaimer of representations and warranties by UW set forth in Section 17.2 (DISCLAIMER OF WARRANTY), 17.3.1 AND 17.4 (LIMITATION OF LIABILITY) of the UW License.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

APPENDIX D
March  _____, 2006
QLT, Inc.
887 Great Northern Way
Vancouver, British Columbia
Canada V5T 4T5
Attention:
Re: Retinagenix, LLC
Ladies and Gentlemen:
Reference is hereby made to that certain Co-Development Agreement entered into as of March _, 2006, by and between QLT, Inc. (“QLT”) and Retinagenix, LLC (“Retinagenix”) (the “Agreement”). Pursuant to the Agreement, Retinagenix has sublicensed to QLT, its rights to certain inventions which may be useful in treating certain maladies of the eye. In exchange therefor, QLT has made, and has agreed to make, certain payments to Retinagenix and to engage in certain research and development activities intended to result in the approval for marketing of a new drug.
The undersigned shareholder (the “Shareholder”) is [***] and the [***] of Retinagenix as of March 27, 2006. The Shareholder enters into the covenant set forth below as further consideration for QLT to enter into the Agreement and acknowledges that QLT has expressly relied upon the following covenant in entering into the Agreement.
During the [***] period, which for purposes of this letter shall mean that period of time commencing on the Effective Date of the Agreement and ending on the earlier of (i) the [***] and (ii) [***], Shareholder will not engage in [***] activities for [***] other than QLT directly related to [***] or [***] products that [***] to the Agreement [***]. Further, during the [***] Period, without limiting the foregoing obligations of Shareholder, prior to [***] to a commercial enterprise other than QLT for [***], Shareholder shall [***] to QLT, including all financial and other material terms of such opportunity, for its consideration, not to exceed [***]. The foregoing shall not be construed as an obligation on either party to enter into any [***].
The Company acknowledges and agrees, however, that nothing in this letter shall be construed in any way so as to prevent the Shareholder from fulfilling his obligations to [***] or otherwise, on behalf of, his [***] under any agreement with the [***]. In addition, Shareholder shall not be precluded from accepting through the [***] from third parties, whether commercial or otherwise, for work to be done by him or [***]. Consultant’s [***] endeavors, services to and positions with [***] shall not be construed to be in violation of any of the foregoing prohibitions.
The Shareholder represents to QLT, Inc. as of the date hereof, that he does not have any agreement to provide [***] services that would be in breach of the foregoing covenant. The Shareholder further agrees with QLT to comply with the restrictions on the use of Confidential Information and the restrictions on publication set out in Article 9 and Section 9.4 of the Agreement, as if for that purpose such Shareholder is RGX.
All capitalized terms used in this letter, unless otherwise defined, shall have the definitions ascribed to them in the Agreement.
Very truly yours,
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LETTER AMENDMENT 1
VIA FACSIMILE: 011-4122-348-1021
Original by Courier
August 10, 2006
Marco Northland, Chairman
Retinagenix LLC
15 Avenue des Cavaliers
1224 Chene-Bougeries
Switzerland
Dear Sirs,
Re:	Confidentiality Period with Third Parties pursuant to the Co-Development Agreement By and Between QLT Inc. and Retinagenix LLC dated April 4, 2006
Pursuant to the Co-Development Agreement by and between QLT Inc. (“QLT”) and Retinagenix, LLC (“Retinagenix”) dated April 4, 2006 (the “Co-Development Agreement”), it is contemplated that QLT Inc. (“QLT”) may have cause to disclose “Confidential Information” received from Retinagenix as defined in the Co-Development Agreement to “Third Parties” as defined in the Co-Development Agreement in connection with the research, development, manufacture, commercialization and/or marketing of the “Collaboration Products” as defined in the Co-Development Agreement.
Pursuant to Section 9.3 of the Co-Development Agreement, QLT shall ensure that Third Party recipients of Confidential Information of Retinagenix are bound by obligations of confidentiality at least as restrictive as those included in the Co-Development Agreement. Section 9.1 of the Co-Development Agreement provides that the period of confidentiality for Confidential Information of Retinagenix shall begin on the effective date of the Co-Development Agreement and continue through the term of the Co-Development Agreement and thereafter for a period of [***].
However, after further consideration, Retinagenix and QLT have acknowledged that Third Parties are generally not willing to agree to terms of confidentiality that correspond to the term of an agreement to which they are not party. Therefore, Retinagenix hereby agrees that where the Co-Development Agreement permits disclosure of Confidential Information of Retinagenix to a Third Party by QLT, the time period set out in Section 9.1 shall not apply and instead QLT shall impose periods of confidentiality with respect to Confidential Information of Retinagenix being disclosed to Third Parties having periods of confidentiality of at least [***] from the effective dates of any agreement under which such Confidential Information of Retinagenix is disclosed, or in the event that Third Parties will not agree to [***] (or QLT is aware from prior dealings that the Third Party will not agree to a confidentiality term of [***]), then periods of confidentiality of at least [***] from the effective date of any such agreement or, in the case of academic institutions, at least [***] from the date of such agreement.
Please sign this letter where indicated below to confirm your agreement to the foregoing.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Yours truly,

QLT INC.

/s/ Peter J. O’Callaghan

Peter J. O’Callaghan LL.B., B.Com.
Senior Vice President
Corporate Development and General Counsel

Acknowledged and agreed to this 10th day of August, 2006.

RETINAGENIX LLC

Per:	/s/ Marco Northland

	Name:	Marco Northland
	Title:	Chairman

cc:	Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Attention: Sonya F. Erickson,
Client Ref. #41575 (Retinagenix)
By Fax: (206) 447-0849
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LETTER AMENDMENT 2
September 11, 2008
Retinagenix, LLC
15 Avenue de Cavaliers
1224 Chene-Bourgereis
Switzerland
Attention:Chairman
Dear Sirs/Mesdames:
Re:	Co-Development Agreement entered into effective as of April 4, 2006 between QLT Inc. (“QLT”) and Retinagenix, LLC (“RGX) (the “Agreement”)
We write to confirm our mutual agreement with respect to the timing of the payment to be made by QLT upon achievement of the milestone set out in Section 5.2(a)(1)(II) of the Agreement (the “Second Milestone”).
Accordingly, in consideration of the premises and the mutual covenants contained in this letter of amendment, the receipt and sufficiency of which is acknowledged by the parties, effective April 1, 2008, the Agreement is amended as follows:
1.	Notwithstanding anything in the Agreement to the contrary, including Section 5.2(d), the parties agree that in the event that a Phase II Clinical Trial is initiated in [***] or later, any milestone payment to be made by QLT under and in accordance with the Agreement in respect of the Second Milestone (the “Second Milestone Payment”) will not become due and payable by QLT until the later of (i) [***] following the achievement of such milestone event, pursuant to Section 5.2(d) of the Agreement, or (ii) or [***].
2.	The parties further agree that, in the event that a combined Phase I/II clinical trial (“Phase I/II Clinical Trial”) is initiated under and in accordance with the Agreement, the Second Milestone will not be achieved, and the Second Milestone Payment will not be triggered, until the [***] such Phase I/II Clinical trial enters into the Phase II portion of such Phase I/II Clinical Trial.
Our agreement as described in this letter does not amend or otherwise affect any other terms and conditions of the Agreement, all of which remain in full force and effect. All capitalized terms used in this letter of amendment and not otherwise defined will have the meaning given to them in the Agreement.
Please acknowledge your agreement with the above by signing and returning to QLT the duplicate copy of this letter to the attention of Emily Marden in Legal Affairs.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Yours truly,

QLT INC.

/s/ Robert Butchofsky

Robert Butchofsky
President & Chief Executive Officer

/s/ Cameron Nelson

Cameron Nelson
Vice President, Finance, and Chief Financial Officer

Acknowledged and agreed to this 6th day of November, 2008 by:

RETINAGENIX, LLC

Per:	/s/ Marco Northland

	Name:	Marco Northland
	Title:	Chairman

Copy to:	Heller Ehrman LLP
Attention: Sonya F. Erickson
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

LETTER AMENDMENT 3
October 20, 2010
Retinagenix, LLC
15 Avenue de Cavaliers
1224 Chene-Bourgereis
Switzerland
Attention: Marco Northland, Chairman
Dear Sirs/Mesdames:
Re:	Co-Development Agreement entered into effective as of April 4, 2006 between QLT Inc. (“QLT”) and Retinagenix, LLC (“RGX”), as amended by letters of amendment dated August 10, 2006 and September 11, 2008 (the “Agreement”)
Under Section 5.2(a)(1)(II) of the Agreement, QLT is required to make a milestone payment to RGX upon initiation of the first Phase II Clinical Trial in the [***]. Subject to acceptance by RGX of the terms of this letter of amendment, QLT is prepared to offer to advance the timing of that milestone payment so that it will instead be paid on [***] or within [***] after acceptance by RGX of this letter of amendment, whichever is later.
Accordingly, in consideration of the premises and mutual covenants contained in this letter of amendment, the receipt and sufficiency of which is acknowledged by RGX and QLT, effective October 12, 2010, the Agreement is amended as follows:
1. Section 5.2(a)(1)(II) of the Agreement which requires payment of a milestone amount upon initiation of the first Phase II Clinical Trial is hereby deleted and replaced with the following:

	MILESTONES [***]	Amount

II.	On or promptly following [***]:	US$[***]
For greater certainty, the foregoing payment is subject to any hold back or reductions to the extent, and on the terms, permitted under the terms of the Agreement.
2. QLT and RGX acknowledges that the Letter of Amendment dated September 11, 2008 shall no longer apply and shall not require the payment of any milestone amount in the event a Phase I/II Clinical Trial is initiated with a Collaboration Product in the [***].
All of the terms and conditions of the Agreement, as expressly amended by this letter agreement, remain in full force and effect. All capitalized terms used in this letter of amendment and not otherwise defined will have the meaning given to them in the Agreement.
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Please acknowledge your agreement with the above by signing and returning to QLT on or before October 22, 2010 the duplicate copy of this letter to my attention. In the event that RGX does not accept the terms of this letter of amendment by that date, QLT reserves the right to revoke the offer set out in this letter of amendment.

Yours truly,

QLT INC.

/s/ Robert Butchofsky

Robert Butchofsky
President & Chief Executive Officer

/s/ Cameron Nelson

Cameron Nelson
Vice President, Finance, and Chief Financial Officer

Acknowledged and agreed to this 20th day of October, 2010 by:

RETINAGENIX, LLC

Per:	/s/ Marco Northland

	Name:	Marco Northland
	Title:	Chairman

Copy to:	Cooley LLP
Attention: Sonya F. Erickson
[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.